Exhibit 99.1

Updates to
Platform Specialty Products Corporation’s Annual Report on Form 10-K
for the Fiscal Year ended December 31, 2013

Part II.

Item 6. Selected Financial Data

Platform’s Selected Consolidated Financial Information

The following table presents our selected consolidated historical financial data for us and our Predecessor as of the dates and for each of the periods indicated.  The selected consolidated historical data for the period from our inception (April 23, 2013) to December 31, 2013 (“Successor 2013 Period”) and as of December 31, 2013 has been derived from our audited consolidated financial statements included in this Annual Report.  The selected consolidated historical data for our Predecessor for the period from January 1, 2013 to October 31, 2013 (“Predecessor 2013 Period”) and the years ended December 31, 2012 and 2011 (“Predecessor 2012 Period” and “Predecessor 2011 Period”, respectively) and as of December 31, 2012 and December 31, 2011 have been derived from the audited consolidated financial statements of our Predecessor included in this Annual Report. The selected consolidated historical financial data presented below contain all normal recurring adjustments that, in the opinion of management, are necessary to present fairly our financial position and results of operations as of and for the periods presented. The selected historical consolidated financial data included below and elsewhere in this Annual Report are not necessarily indicative of future results and should be read in conjunction with the section entitled “Financial Statements and Supplementary Data” included in Part II, Item 8 of this Annual Report, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Part II, Item 7 of this Annual Report.

Unless the context otherwise requires, all references in this section to “we”, “us”, “our” and “Successor” refer to Platform and its subsidiaries, collectively, for all periods subsequent to the MacDermid Acquisition.  All references in this section to our “Predecessor” refer to MacDermid and its subsidiaries for all periods prior to the MacDermid Acquisition.

(amounts in thousands, except per share data)	Successor		Predecessor
Statement of Operations Data	Period from Inception (April 23, 2013) to December 31, 2013		Period from January 1, 2013 to October 31, 2013		Year Ended December 31, 2012	Year Ended December 31, 2011

Net sales	$118,239		$627,712		$731,220	$728,773
Gross profit	35,652		322,837		355,054	340,475
Operating (loss) profit	(195,632)	(1)	91,749	(2)	115,097	55,948
(Loss) income from continuing operations before income taxes, non-controlling interest and accumulated payment-in-kind dividend on cumulative preferred shares	(201,444)	(1)	26,475	(2)	70,939	11,306
Income tax benefit (expense)	5,819		(12,961)		(24,673)	(9,953)
Net (loss) income	(195,625)	(1)	13,514	(2)	46,266	1,353
Basic earnings per share	(2.10)	(1)	n/a		n/a	n/a
Diluted earnings per share	(2.10)	(1)	n/a		n/a	n/a

	Successor		Predecessor
	December 31, 2013		December 31, 2012

Balance Sheet Data
Cash & cash equivalents	$123,040		$143,351
Working capital (3)	263,779		246,383
Total assets	2,260,154		1,233,917
Total debt & capital lease obligations	752,249		720,640
Total Equity	1,115,102		272,437

(1)   Includes the following significant items related to the MacDermid Acquisition affecting comparability in the Successor 2013 Period:

•	Non-cash charge related to the Founder Preferred Share dividend rights of $172.0 million;
•	Purchase accounting adjustment of $23.9 million charged to cost of sales for the manufacturer’s profit in inventory adjustment; and
•	Transaction costs, primarily comprised of professional fees, of $15.2 million.

(2)   Includes the following significant items related to the MacDermid Acquisition affecting comparability in the Predecessor 2013 Period:

•
Transaction costs primarily for professional fees and fees paid to Predecessor shareholders resulting from management fees payable in conjunction with consummation of  the MacDermid Acquisition of $16.9 million; and

•	Deemed compensation expense related to pre-acquisition share awards of approximately $9.3 million.

(3)  Working capital is defined as current assets less current liabilities.

Platform has not declared or paid any dividends on its shares of Common Stock since its incorporation and does not anticipate that it will do so in the foreseeable future. Beginning in 2014, if the average stock price of our shares of Common Stock exceeds $11.50 per share for the last ten days of the calendar year, we are required to pay dividends on the Series A Preferred Stock in the form of shares of our Common Stock equal to 20% of the appreciation over $10.00 of the market price for the last ten days of our calendar year.

Item 8. Financial Statements and Supplementary Data

See “Index to Consolidated Financial Statements,” in this Form 8-K.

Index to Consolidated Financial Statements	Page

Report of Independent Registered Public Accounting Firm – Successor

Report of Independent Registered Public Accounting Firm – Predecessor

Consolidated Financial Statements

Consolidated Statements of Operations	F-1

Consolidated Statements of Comprehensive Income	F-2

Consolidated Balance Sheets	F-3

Consolidated Statements of Cash Flows	F-4

Consolidated Statements of Changes in Stockholders’ Equity	F-5 to F-6

Notes to Consolidated Financial Statements	F-7 to F-50

Financial Statement Schedule:

Schedule II – Valuation and Qualifying Accounts and Reserves

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders’
of Platform Specialty Products Corporation:

In our opinion, the accompanying consolidated balance sheet as of December 31, 2013 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the period from inception (April 23, 2013) to December 31, 2013 present fairly, in all material respects, the financial position of Platform Specialty Products Corporation and its subsidiaries at December 31, 2013, and the results of their operations and their cash flows for the period from inception (April 23, 2013) to December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.  These financial statements and financial statement schedule are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.  We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut
March 31, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the measurement period adjustments described in Note 2 and also impacting Notes 4, 5, 8, 12, and 19, as to which the date is September 26, 2014.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
MacDermid, Incorporated:

We have audited the accompanying consolidated balance sheet of MacDermid, Incorporated and subsidiaries (the “Company”) as of December 31, 2012, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the ten-month period ended October 31, 2013 and each of the years in the two-year period ended December 31, 2012. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as of and for the ten-month period ended October 31, 2013 and as of and for each of the years in the two-year period ended December 31, 2012.  These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MacDermid, Incorporated and subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the ten-month period ended October 31, 2013 and each of the years in the two-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material aspects, the information set forth therein.

/s/ KPMG LLP

Hartford, Connecticut
February 11, 2014

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share amounts)

	Period from Inception (April 23, 2013) through December 31,	January 1, 2013 through October 31,	Year Ended December 31,
	2013	2013	2012	2011
	Successor	Predecessor	Predecessor	Predecessor

Net sales	$118,239	$627,712	$731,220	$728,773
Cost of sales	82,587	304,875	376,166	388,298
Gross profit	35,652	322,837	355,054	340,475

Operating expenses:
Selling, technical, general and administrative	54,521	207,554	214,614	260,665
Non-cash charge related to preferred stock dividend rights	172,006	-	-	-
Research and development	3,995	19,898	25,051	22,966
Restructuring	762	3,636	292	896
Total operating expenses	231,284	231,088	239,957	284,527

Operating (loss) profit	(195,632)	91,749	115,097	55,948

Other (expense) income:
Interest, net	(5,372)	(45,929)	(49,139)	(54,054)
Loss on extinguishment of debt	-	(18,788)	-	-
Other (expense) income, net	(440)	(557)	4,981	9,412
	(5,812)	(65,274)	(44,158)	(44,642)
(Loss) income before income taxes, non-controlling interests and accrued payment-in-kind dividends on cumulative preferred shares	(201,444)	26,475	70,939	11,306
Income tax benefit (provision)	5,819	(12,961)	(24,673)	(9,953)
Net (loss) income	(195,625)	13,514	46,266	1,353
Net loss (income) attributable to the non-controlling interests	1,403	(295)	(289)	(366)
Net (loss) income attributable to Common Shareholders	(194,222)	13,219	45,977	987
Accrued payment-in-kind dividend on cumulative preferred shares	-	(22,454)	(44,605)	(40,847)
Net (loss) income attributable to common shares	$(194,222)	$(9,235)	$1,372	$(39,860)

Earnings (loss) per share
Basic	$(2.10)	n/a	n/a	n/a
Diluted	$(2.10)	n/a	n/a	n/a

Weighted average shares outstanding (In thousands)
Basic	92,563	n/a	n/a	n/a
Diluted	92,563	n/a	n/a	n/a

See accompanying notes to consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Period from Inception (April 23, 2013) through December 31,	January 1, 2013 through October 31,	Year Ended December 31,
	2013	2013	2012	2011
	Successor	Predecessor	Predecessor	Predecessor

Net (loss) income	$(195,625)	$13,514	$46,266	$1,353

Other comprehensive (loss) income, before tax
Foreign currency translation adjustments	(659)	(6,136)	(6,232)	(5,683)
Pension and postretirement plans	3,534	30,716	(16,653)	(22,691)
Unrealized gain (loss) on available for sale securities	65	223	290	(153)
Derivative financial instruments revaluation	163	(384)	3,047	3,485
Total other comprehensive (loss) income, before tax	3,103	24,419	(19,548)	(25,042)
Income tax (expense) benefit on comprehensive (loss) income	(1,838)	(10,082)	4,247	6,085
Other comprehensive income (loss), net of tax	1,265	14,337	(15,301)	(18,957)
Comprehensive loss (income) attributable to the non-controlling interests	1,403	(292)	(299)	(366)
Comprehensive (loss) income attributable to Common Shareholders	$(192,957)	$27,559	$30,666	$(17,970)

See accompanying notes to consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	As of December 31,
	2013	2012
	Successor	Predecessor
Assets
Cash & cash equivalents	$123,040	$143,351
Accounts receivable, net of allowance for doubtful accounts of $10,113 and $8,831 at December 31, 2013 and 2012, respectively	140,525	138,970
Inventories	89,618	76,093
Prepaid expenses & other current assets	30,269	16,115
Total current assets	383,452	374,529

Property, plant & equipment, net	136,166	100,391
Goodwill	989,808	476,232
Intangible assets, net	720,302	251,772
Other assets	30,426	30,993
Total assets	2,260,154	1,233,917

Liabilities & Stockholders' Equity
Accounts payable	56,156	53,416
Accrued salaries, wages and employee benefits	22,656	14,289
Accrued interest	143	6,985
Current installments of long-term debt	7,958	26,819
Accrued income taxes payable	6,669	4,443
Accrued expenses and other current liabilities	26,091	22,194
Total current liabilities	119,673	128,146

Long-term debt	744,291	693,821
Long-term retirement benefits, less current portion	25,129	54,207
Long-term deferred income taxes	169,800	49,411
Long-term contingent consideration	34,800	-
Other long-term liabilities	30,387	35,895
Total liabilities	1,124,080	961,480

Commitments and contingencies (Note 16)	-	-
Redeemable 401(k) plan interest	20,972	-

Stockholders' Equity
Successor preferred shares (2,000,000 designated as Series A), 5,000,000 shares authorized, 2,000,000 shares issued and outstanding at December 31, 2013	-	-
Predecessor 9.00% cumulative Series A preferred shares, 316,000 shares authorized and issued, 315,144 shares outstanding at December 31, 2012	-	525,027
Predecessor 9.50% cumulative Series B preferred shares, 44,977 shares authorized and 0 shares outstanding at December 31, 2012	-	-
Successor common shares, 200,000,000 shares authorized, 103,571,941 shares issued and outstanding at December 31, 2013	-	-
Predecessor common shares, 50,000,000 shares authorized and issued, 49,582,936 shares outstanding at December 31, 2012	-	50,000
Additional paid-in capital	1,212,038	2,318
Accumulated deficit	(194,222)	(273,086)
Accumulated other comprehensive income (loss)	1,265	(30,270)
Less: Treasury stock, at stock (856 Predecessor 9% Series A cumulative preferred shares and 417,064 Predecessor common shares at December 31, 2012)	-	(1,264)
Total stockholders equity	1,019,081	272,725
Non-controlling interests	96,021	(288)
Total equity	1,115,102	272,437

Total liabilities, redeemable 401(k) plan interest and stockholders equity	$2,260,154	$1,233,917

See accompanying notes to consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Period from Inception (April 23, 2013) through December 31,	January 1, 2013 through October 31,	Year Ended December 31,
	2013	2013	2012	2011
	Successor	Predecessor	Predecessor	Predecessor

Cash flows from operating activities:
Net (loss) income	$(195,625)	$13,514	$46,266	$1,353
Adjustments to reconcile net (loss) income from operations to net cash flows provided by operating activities:
Non-cash charge related to preferred stock dividend rights	172,006	-	-	-
Depreciation and amortization	12,778	32,835	42,193	46,745
Deferred income taxes	(7,481)	(4,845)	(8,364)	(16,010)
Manufacturer's profit in inventory adjustment	23,912	-	-	-
Loss on extinguishment of debt	-	18,788	-	-
Equity compensation expense	542	9,317	162	727
Impairment charges	-	427	-	46,438
Other, net	(523)	6,754	335	(877)

Changes in assets & liabilities, net of acquisitions:
Accounts receivable	6,222	(11,345)	(4,912)	(401)
Inventory	2,090	(4,612)	789	1,481
Accounts payable	(193)	2,367	3,274	(3,498)
Accrued expenses	(8,719)	3,915	(3,603)	(12,743)
Income tax balances	(1,321)	(8,231)	3,315	(2,011)
Long term assets	(419)	(2,243)	(1,550)	(10,977)
Other assets and liabilities	4,254	(579)	(2,729)	(481)
Net cash flows provided by operating activities	7,523	56,062	75,176	49,746

Cash flows from investing activities:
Capital expenditures	(2,263)	(8,931)	(13,399)	(8,741)
Proceeds from sale of non-financial assets	4,393	2,133	140	3,528
Acquisition of business, net of cash acquired	(922,361)	-	(5,059)	-
Purchases of marketable securities	(359,934)	-	-	-
Redemption of marketable securities	359,934	-	-	-
Other, net	-	(1,017)	41	1,759
Net cash flows used in investing activities	(920,231)	(7,815)	(18,277)	(3,454)

Cash flows from financing activities:
Proceeds from issuance of debt, net of discount and fees	200	1,109,513	-	-
Repayments of borrowings	(2,180)	(732,873)	(26,092)	(36,983)
Repurchase of Series A preferred stock	-	(270,167)	-	-
Advance from Platform Acquisition Holdings Limited	-	33,268	-	-
Proceeds from issuance of preferred stock, net	20,000	-	-	-
Proceeds from issuance of common stock, net	1,019,491	-	-	-
Payment of accumulated dividends on Series A preferred stock	-	(229,833)	-	-
Payment of financing fees	(1,830)	(13,589)	(321)	(264)
Other, net	(25)	(559)	(819)	(551)
Net cash flows provided by (used in) financing activities	1,035,656	(104,240)	(27,232)	(37,798)

Effect of exchange rate changes on cash and cash equivalents	92	(303)	232	(1,782)

Net increase (decrease) in cash and cash equivalents	123,040	(56,296)	29,899	6,712

Cash and cash equivalents at beginning of period	-	143,351	113,452	106,740
Cash and cash equivalents at end of period	$123,040	$87,055	$143,351	$113,452

Supplemental disclosure information:
Cash paid for interest	$5,084	$49,958	$45,235	$50,040
Cash paid for income taxes	$2,932	$21,808	$27,144	$25,878

Non-cash financing activities:
Cash paid by Platform Acquisition Holdings, Ltd for interest	$-	$5,028	$-	$-

See accompanying notes to consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands, except share and per share amounts)

Predecessor
	Series A Preferred Shares	Series B Preferred Shares	Common Shares	Additional Paid-In Capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Treasury Shares	Non-controlling interest	Total equity (deficit)
Balance at December 31, 2011	$480,449	$-	$50,000	$2,156	$(274,458)	$(14,959)	$(994)	$(388)	$241,806
Net income	-	-	-	-	45,977	-	-	289	46,266
Equity compensation	-	-	-	162	-	-	-	-	162
Accrual of paid in kind dividend on cumulative preferred shares	44,605	-	-	-	(44,605)	-	-	-	-
Foreign currency translation adjustments	-	-	-	-	-	(6,242)	-	10	(6,232)
Pension and postretirement plans, net of tax benefit of $5,415	-	-	-	-	-	(11,238)	-	-	(11,238)
Derivatives valuation, net of tax expense of $1,067	-	-	-	-	-	1,980	-	-	1,980
Shares repurchased	-	-	-	-	-	-	(270)	-	(270)
Unrealized gain on available for sale equity securities, net of tax expense of $101	-	-	-	-	-	189	-	-	189
Dividend paid to non-controlling interest partner	-	-	-	-	-	-	-	(677)	(677)
Dividend paid on preferred stock	(27)	-	-	-	-	-	-	-	(27)
Assignment of value for non controlling interest in business acquisition	-	-	-	-	-	-	-	447	447
Sale of noncontrolling interest in subsidiary	-	-	-	-	-	-	-	31	31
Balance at December 31, 2012	525,027	-	50,000	2,318	(273,086)	(30,270)	(1,264)	(288)	272,437

Net income	-	-	-	-	13,219	-	-	295	13,514
Equity compensation	-	-	-	281	-	-	-	-	281
Accrual of paid in kind dividend on cumulative preferred shares	20,805	1,649	-	-	(22,454)	-	-	-	-
Foreign currency translation adjustments	-	-	-	-	-	(6,133)	-	(3)	(6,136)
Pension and postretirement plans, net of tax expense of $10,139	-	-	-	-	-	20,577	-	-	20,577
Derivatives valuation, net of tax benefit of $135	-	-	-	-	-	(249)	-	-	(249)
Unrealized loss on available for sale equity securities, net of tax expense of $79	-	-	-	-	-	145	-	-	145
Shares repurchased	(500,000)		-	-	-	-	(35)	-	(500,035)
Shares exchanged	(44,977)	44,977	-	-	-	-	-	-	-
Shares canceled	(855)	-	(417)	-	-	-	1,272	-	-
Dividend paid to non-controlling interest partner	-	-	-	-	-	-	-	(552)	(552)
Assignment of value for non controlling interest in business acquisition	-	-	-	-	-	-	-	17	17
Balance at October 31, 2013	$-	$46,626	$49,583	$2,599	$(282,321)	$(15,930)	$(27)	$(531)	$(200,001)

See accompanying notes to consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (continued)
(In thousands, except share and per share amounts)

Successor

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated other comprehensive income (loss)	Total Stockholders' Equity	Non-controlling interest	Total equity

Total stockholders' equity as of April 23, 2013 (inception)	-	$-	-	$-	$-	$-	$-	$-	$-	$-
Issuance of 2 preferred shares @ $10.00 per share on April 25, 2013	2	-	-	-	-	-	-	-	-	-
Issuance of 1,999,998 preferred shares @ $10.00 per share with matching warrants on May 22, 2013 along with 2 matching warrants matching with previously issued preferred shares	1,999,998	-	-	-	20,000	-	-	20,000	-	20,000
Issuance of 88,529,500 common shares @ $10.00 per share with matching warrants on May 22, 2013	-	-	88,529,500	-	885,000	-	-	885,000	-	885,000
Equity offering cost	-	-	-	-	(24,078)	-	-	(24,078)	-	(24,078)
Equity compensation	-	-	-	-	542	-	-	542	-	542
Exercise of warrants for 13,071,199 common shares @ $10.50 per share on October 30, 2013	-	-	13,071,199	-	137,248	-	-	137,248	-	137,248
Preferred stock dividend rights	-	-	-	-	172,006	-	-	172,006	-	172,006
Exercise of warrants for 391,081 common shares @ $10.50 on November 13, 2013	-	-	391,081	-	4,106	-	-	4,106	-	4,106
Issuance of 761,904 common shares @ $10.50 per share on November 13, 2013	-	-	761,904	-	8,000	-	-	8,000	-	8,000
Exchange of warrants for 466,666 common shares @ $11.50 per share on November 20, 2013	-	-	466,666	-	5,367	-	-	5,367	-	5,367
Issuance of 349,691 common shares @ $11.00 per share on December 23, 2013	-	-	349,691	-	3,847	-	-	3,847	-	3,847
Issuance of 1,900 common shares @ $11.00 per share on December 23, 2013 to an unrelated third party for services	-	-	1,900	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	(194,222)	-	(194,222)	(1,403)	(195,625)
Foreign currency translation adjustments	-	-	-	-	-	-	(659)	(659)	16	(643)
Pension and postretirement plans, net of tax expense of $1,750	-	-	-	-	-	-	1,784	1,784	-	1,784
Derivatives valuation, net of tax expense of $63	-	-	-	-	-	-	100	100	-	100
Unrealized gain on available for sale equity securities, net of tax expense of $25	-	-	-	-	-	-	40	40	-	40
Dividend paid to non-controlling interest partner	-	-	-	-	-	-	-	-	(25)	(25)
Assignment of value for non controlling interest in business acquisition	-	-	-	-	-	-	-	-	97,433	97,433
Balance at December 31, 2013	2,000,000	$-	103,571,941	$-	$1,212,038	$(194,222)	$1,265	$1,019,081	$96,021	$1,115,102

See accompanying notes to consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of the Company – Platform Specialty Products Corporation (“Platform” or the “Company”) (formerly named Platform Acquisition Holdings Limited) is a global producer of high-technology specialty chemical products and provider of technical services and currently operates through its indirect subsidiary, MacDermid, Incorporated (“MacDermid” or the “Predecessor”).  Platform was originally incorporated with limited liability under the laws of the British Virgin Islands under the BVI Companies Act on April 23, 2013. Until its acquisition of MacDermid on October 31, 2013, the Company had neither engaged in any operations nor generated any income. As such, the Company was considered to be in the development stage as defined in FASB Accounting Standards Codification 915, or FASB ASC 915, “Development Stage Entities,” and was subject to the risks associated with activities of development stage companies. The Company selected December 31 as its fiscal year end. All activity through October 31, 2013 was related to the Company’s formation, initial public offering (the “Offering”) and identification and investigation of prospective target businesses with which to consummate an initial business combination.

On October 31, 2013, Platform indirectly acquired substantially all of the equity of, MacDermid Holdings, LLC (“MacDermid Holdings”), which owned approximately 97% of MacDermid (the “MacDermid Acquisition”). As a result, we became a holding company for the MacDermid business. We acquired the remaining 3% of MacDermid on March 4, 2014, pursuant to the terms of an Exchange Agreement, dated October 25, 2013, between us and the fiduciaries of the MacDermid, Incorporated Profit Sharing and Employee Savings Plan (the “MacDermid Savings Plan”). Concurrently with the closing of the MacDermid Acquisition, we changed our name to Platform Specialty Products Corporation. On January 22, 2014, we changed our jurisdiction of incorporation from the British Virgin Islands to Delaware (the “Domestication”) and on January 23, 2014, our shares of Common Stock, par value $0.01 per share (“Common Stock”) began trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “PAH”.

Business Description – The Company develops, produces and markets a broad line of specialty chemical and printing products that are used worldwide. These products are supplied to the metal and plastic finishing markets (for automotive and other applications), the electronics industry (to create electrical patterns on circuit boards), the offshore oil and gas markets (for oil production) and to the commercial printing and packaging industries (for image transfer applications). The Company’s products are delivered primarily to customers directly or secondarily through distributors. The financial statements and information included herein are for the Company as of December 31, 2013 and for the period from April 23, 2013 (inception) through December 31, 2013 (the “Successor 2013 Period”), and for MacDermid (the “Predecessor”) as of December 31, 2012 and for the ten month period ended October 31, 2013 (the “Predecessor 2013 Period”) and the years ended December 31, 2012 and 2011, which was prior to the consummation of the MacDermid Acquisition.

Principles of Consolidation – The accompanying consolidated financial statements include the accounts of the Successor or the Predecessor, as applicable, and all of its majority-owned domestic and foreign subsidiaries. All intercompany accounts and transactions were eliminated in consolidation.

Use of Estimates – In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), Company management must undertake decisions that impact the reported amounts and related disclosures. Such decisions include the selection of the appropriate accounting principles to be applied and also assumptions upon which accounting estimates are based. The Company applies judgment based on its understanding and analysis of the relevant circumstances to reach these decisions. By their nature, these judgments are subject to an inherent degree of uncertainty. Accordingly, actual results could differ significantly from the estimates applied. Significant items subject to such estimates and assumptions include the useful lives of fixed assets; allowances for doubtful accounts and sales returns, deferred tax asset valuation allowances, inventory valuation, share-based compensation, liabilities for employee benefit obligations, environmental liabilities, income tax uncertainties, contingent consideration in connection with the acquisition as discussed in Note 2 below and other contingencies.

Cash and Cash Equivalents – The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Credit Risk Management – The Company’s products are sold primarily to customers in the automotive, electronic and printing industries. This level of concentration exposes the Company to certain collection risks which are subject to a variety of factors, including economic and technological change within these industries. As is common industry practice, the Company generally does not require collateral or other security as a condition of sale, rather relying on credit approval, balance limitation and monitoring procedures to control credit risk on trade accounts receivable. The Company establishes reserves against estimated uncollectible amounts based on historical experience and specific knowledge regarding customers’ ability to pay.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Derivatives – The Company operates internationally, with manufacturing and sales facilities in various locations around the world, and uses certain financial instruments to manage its foreign currency exposures.  To qualify a derivative as a hedge at inception and throughout the hedge period, the Company formally documents the nature and relationships between hedging instruments and hedged items, as well as its risk-management objectives and strategies for undertaking various hedge transactions, and the method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of a forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur.  If it is deemed probable that the forecasted transaction will not occur, then the gain or loss would be recognized in current earnings.  Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period.  The Company does not engage in trading or other speculative use of financial instruments.

The Company has used and may use forward contracts and options to mitigate its exposure to changes in foreign currency exchange rates on third party and intercompany forecasted transactions.  The effective portion of unrealized gains and losses associated with forward contracts and the intrinsic value of option contracts are deferred as a component of Accumulated other comprehensive income until the underlying hedged transactions are reported in the Company’s Consolidated Statements of Operations.

Inventories – Inventories are stated at the lower of weighted-average cost or market with cost being determined principally by the first-in, first out method. The Company regularly reviews inventories for obsolescence and excess quantities and calculates a reserve based on historical write-offs, customer demand, product evolution, usage rates and quantities of stock on hand.  Inventory in excess of estimated usage requirements is written down to its estimated net realizable value.

Property, Plant and Equipment – Property, plant and equipment are stated at cost less accumulated depreciation.  The Company records depreciation on a straight-line basis over the estimated useful life of each asset.  Estimated useful lives by asset class are as follows:

Buildings and building improvements -	5 to 20 years
Machinery, equipment & fixtures -	3 to 15 years
Leasehold improvements -	Lesser of useful life or lease life

Maintenance and repair costs are charged directly to expense; renewals and betterments which significantly extend the useful life of the asset are capitalized. Costs and accumulated depreciation on assets, retired or disposed of, are removed from the accounts and any resulting gains or losses are recorded to earnings in the period of disposal.

Goodwill and Indefinite-Lived Purchased Intangible Assets – Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets of an acquired business. The Company does not amortize goodwill and other intangible assets that have indefinite useful lives; rather, goodwill and other intangible assets with indefinite lives are tested for impairment.  Goodwill is tested for impairment at the reporting unit level annually, or when events or changes in circumstances indicate that goodwill might be impaired.  MacDermid’s annual test for goodwill impairment was historically performed as of April 1st. Our annual impairment testing date for goodwill is October 1st.

The quantitative goodwill impairment analysis is a two-step process.  The first step used to identify potential impairment involves comparing each reporting unit’s estimated fair value to its carrying value, including goodwill.  The Company uses an income approach derived from a discounted cash flow model to estimate the fair value of its reporting units.  The aggregate fair value of the Company’s reporting units is compared to the Company’s market capitalization on the valuation date to assess its reasonableness.  The initial recognition of goodwill, as well as the annual review of the carrying value of goodwill, requires that the Company develop estimates of future business performance.  These estimates are used to derive expected cash flow and include assumptions regarding future sales levels and the level of working capital needed to support a given business.  The Company relies on data developed by business segment management as well as macroeconomic data in making these calculations. The discounted cash flow model also utilizes a risk adjusted weighted average cost of capital to discount estimated future cash flows. Changes in these estimates can impact the present value of the expected cash flow that is used in determining the fair value of acquired intangible assets as well as the overall expected value of a given reporting unit.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The second step of the process involves the calculation of an implied fair value of goodwill for each reporting unit for which step one indicated impairment.  The implied fair value of goodwill is determined by measuring the excess of the estimated fair value of the reporting unit over the estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination.  If the implied fair value of goodwill exceeds the carrying value of goodwill assigned to the reporting unit, there is no impairment.  If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess.  An impairment loss cannot exceed the carrying value of goodwill assigned to a reporting unit and the subsequent reversal of goodwill impairment losses is not permitted.

Indefinite-lived intangible assets consist of tradenames which are reviewed for potential impairment on an annual basis, or when events or changes in circumstances indicate that indefinite-lived intangible assets might be impaired.  MacDermid’s annual test for indefinite-lived intangible assets impairment was historically performed as of April 1st. Our annual impairment testing date for indefinite-lived intangible assets is October 1st. Indefinite-lived intangible assets are reviewed for impairment by comparing the estimated fair value of the indefinite-lived  intangible assets to the carrying value.  The estimated fair value of these intangible assets is determined using the “relief from royalty” approach.  An impairment loss is recognized when the estimated fair value of an indefinite-lived intangible asset is less than the carrying value.

Long-lived Assets Including Finite-Lived Intangible Assets – Finite-lived intangible assets such as developed technology and customer lists are amortized on a straight-line basis over their estimated useful lives, which currently range between seven to ten years for developed technology and eight and twenty years for customer lists.  The Company evaluates long-lived assets, such as property, plant and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. If circumstances require a long-lived asset group to be tested for possible impairment, the Company first determines if the estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When an impairment is identified, the carrying amount of the asset is reduced to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values.

Asset Retirement Obligations – The Company records the fair value of legal obligations associated with the retirement of tangible long-lived assets in the period in which they are incurred, if a reasonable estimate of fair value can be made. Upon initial recognition of a liability, the Company capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is increased for changes in its present value and the capitalized cost is depreciated over the useful life of the related asset.

Employee Benefits – The Company sponsors a variety of employee benefit programs, some of which are non-contributory.  The accounting policies used to account for these plans are as follows:

Retirement – The Company provides non-contributory defined benefit plans to domestic and certain foreign employees.

The projected unit credit actuarial method is used for financial reporting purposes.  The Company recognizes the funded status; the difference between the fair value of the plan assets and the projected benefit obligation (pension plans) or the accumulated postretirement benefit obligation (other postretirement plan) in its Consolidated Balance Sheets. The Company’s funding policy for qualified plans is consistent with federal or other local regulations and customarily equals the amount deductible for federal and local income tax purposes.  Foreign subsidiaries contribute to other plans, which may be administered privately or by government agencies in accordance with local regulations.  The Company also provides the defined contribution MacDermid Savings Plan (401(a), (k) and 501(a)) for substantially all domestic employees.  The Company may make discretionary contributions to the MacDermid Savings Plan; however, there were no such discretionary contributions made during the Predecessor 2013 Period or Successor 2013 Period or for the years ended December 31, 2012 or 2011. Effective with the MacDermid Acquisition on October 31, 2013, the MacDermid Savings Plan was terminated. Refer to Note 20 for discussion regarding the 401(k) Exchange that occurred on March 4, 2014.

Post-retirement – The Company currently accrues for post-retirement health care benefits for U.S. employees hired prior to April 1, 1997. The post-retirement health care plan is unfunded.

Post-employment – The Company currently accrues for post-employment disability benefits to United Kingdom (“U.K.”) employees meeting specified service requirements. The post-employment benefits plan is unfunded.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Financial Instruments – The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, investments, accounts payable, contingent consideration and current and long-term debt.  The Company believes that the carrying value of the cash and cash equivalents, accounts receivable and accounts payable are representative of their respective fair values because of the short maturities of these instruments.  Available for sale equity investments are carried at fair value with net unrealized gains or losses reported as a component of accumulated other comprehensive (loss) income.  See Note 11 for the fair value of the Company’s financial instruments.

Foreign Currency Translation – Primarily all of the Company’s foreign subsidiaries use their local currency at their functional currency. The assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. Dollars using foreign currency exchange rates prevailing as of the balance sheet dates. Revenue and expense accounts are translated at weighted-average foreign currency exchange rates for the periods presented. Cumulative currency translation adjustments are included in accumulated other comprehensive income (loss) in the stockholders’ equity section of the Consolidated Balance Sheets. Gains and losses realized from foreign currency transactions are included in miscellaneous income (expense), net in the Consolidated Statements of Operations.

Revenue Recognition – The Company recognizes revenue, including freight charged to customers, when the earnings process is complete. This occurs when products are shipped to or received by the customer in accordance with the terms of the agreement, title and risk of loss have been transferred, collectability is probable and pricing is fixed or determinable. Shipping terms are customarily “FOB shipping point” and do not include right of inspection or acceptance provisions. Equipment sales arrangements may include right of inspection or acceptance provisions, in which case revenue is deferred until these provisions are satisfied.

Cost of Sales – Cost of sales consists primarily of raw material costs and related purchasing and receiving costs used in the manufacturing process, direct salary and wages and related fringe benefits, packaging costs, shipping and handling costs, plant overhead and other costs associated with the manufacture and distribution of the Company’s products. In addition, for the Successor 2013 Period, cost of sales includes a manufacturer’s profit in inventory adjustment of approximately $23.9 million associated with the inventory revaluation related to the MacDermid Acquisition.

Shipping and Handling Costs – Costs related to shipping and handling are recognized as incurred and included in cost of sales in the Consolidated Statements of Operations.

Selling, technical, general and administrative expenses – Selling, technical, general and administrative expenses consist primarily of personnel and travel costs, advertising and marketing expenses, administrative expenses associated with accounting, finance, legal, human resource, amortization of intangible assets, risk management and overhead associated with these functions.

Research and development – Research and development costs, primarily relating to internal salaries, are expensed as incurred.

Income Taxes – The provision for income taxes includes federal, foreign, state and local income taxes currently payable as well as the net change in deferred tax assets and liabilities during the period. Deferred income taxes are recorded at currently enacted tax rates for temporary differences between the financial reporting and income tax basis of assets and liabilities. Deferred federal and state income taxes are not provided on the undistributed earnings of certain foreign subsidiaries where management has determined that such earnings have been permanently reinvested.

Equity-based Compensation Plans – The Company accounts for stock-based compensation in accordance with ASC No. 718, “Compensation - Stock Compensation”. Stock-based compensation expense recognized during the period is based on the value of the portion of share-based awards that are ultimately expected to vest. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. The fair value of restricted stock is determined based on the number of share granted and the closing price of the Company's common stock on the date of grant. Compensation expense for all share-based payment awards is recognized using the straight-line amortization method over the vesting period.

Net (Loss) Income Per Common Share

Basic net (loss) income per common share is determined by dividing net (loss) income by the weighted-average number of common shares outstanding during the period.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Diluted net (loss) income per common share assumes the issuance of all potentially dilutive share equivalents using the treasury stock method. For stock options it is assumed that the proceeds will be used to buy back shares. Such proceeds equal the average unrecognized compensation plus the assumed exercise of weighted average number of options outstanding and windfall tax benefits. For unvested restricted shares, the proceeds equal the average unrecognized compensation plus windfall tax benefits.

New Accounting Standards – In February 2013, the Financial Accounting Standards Board (the “FASB”) issued ASU No.2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income,” which adds additional disclosure requirements for items reclassified out of accumulated other comprehensive income. We adopted the amendments in this ASU effective at our inception. The predecessor adopted the amendment in this ASU effective January 1, 2013. As the adoption of the amendments in this ASU only related to presentation and disclosure, it did not impact our consolidated financial position, results of operations or cash flows.

In March 2013, the FASB issued ASU No. 2013-05, “Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity,” which resolves diversity in practice regarding the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investments in a foreign entity. In addition, the standard resolves diversity in practice for the treatment of business combinations achieved in stages involving a foreign entity. The guidance is effective prospectively for fiscal years and interim periods beginning after December 15, 2013. We do not anticipate the adoption of this new ASU to have a material impact on our consolidated financial position, results of operations or cash flows.

In July 2013, the FASB also issued ASU No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists,” which requires standard presentation of an unrecognized tax benefit when a carryforward related to net operating losses or tax credits exist. The guidance is effective prospectively for fiscal years and interim periods beginning after December 15, 2013, with early adoption permitted. The Predecessor adopted the amendments in this ASU effective January 1, 2013 and as a result of the adoption, we present liabilities related to unrecognized tax benefits on a net basis which resulted in an initial reduction of the unrecognized tax benefits by the Company upon adoption of $7,635.

In July 2013, the FASB also issued ASU No. 2013-10, “Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes, (a Consensus of the FASB Emerging Issues Task Force),” which permits the use of the Fed Funds Effective Swap Rate (OIS) as an acceptable benchmark interest rate for hedge accounting purposes in addition to U.S. Treasury rates and the LIBOR swap rate. This ASU was effective upon issuance and should be applied prospectively for qualifying new or redesignated hedging relationships entered into. The adoption of this ASU did not have a material impact on our consolidated financial position, results of operations or cash flows.

In July 2012, the FASB issued ASU No. 2012-02, “Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.” The guidance in this ASU is intended to reduce complexity and costs of the annual impairment tests for indefinite-lived intangible assets by providing entities with the option of performing a qualitative assessment to determine whether further impairment testing is necessary. The amendments in this ASU include examples of events and circumstances that might indicate that an asset's fair value is less than its carrying value. The amendments in this ASU are effective for annual and interim indefinite-lived intangible assets impairment tests performed for fiscal years beginning after September 15, 2012 with early adoption permitted. We adopted the amendment at our inception. The Predecessor adopted the amendments in this ASU effective January 1, 2013, without impact on the consolidated financial position, results of operations or cash flows.

2. ACQUISITIONS OF BUSINESSES

MacDermid Acquisition

On October 31, 2013, the Company completed the MacDermid Acquisition. The total consideration paid in connection with the MacDermid Acquisition and the acquisition of the approximately 3% of MacDermid equity interests (the “MacDermid Plan Shares”) not already held by MacDermid Holdings was approximately $1,800,000 (including the assumption of approximately $754,200 of indebtedness), plus (i) up to $100,000 of contingent consideration tied to achievement of EBITDA and stock trading price performance metrics over a seven-year period following the closing of the acquisition and (ii) an interest in certain MacDermid pending litigation. As a result of a favorable adjustment to the preliminary estimated working capital factored into the purchase price, the Company received a payment of approximately $8,540 in January 2014 which was recorded in Prepaid expenses and other current assets on the Consolidated Balance Sheets at December 31, 2013.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The fair value of contingent consideration was measured based on significant inputs not observable in the market (Level 3 inputs). Key assumptions included in the fair value calculation of the EBITDA related earnout include a discount rate of approximately 2% and expected future value of payments of $60,000 calculated using a probability weighted EBITDA assessment with higher probability associated with the Company achieving the maximum EBITDA targets. Key assumptions included in the fair value calculation of the stock price related earnout include the fair value of common stock and an assumption of volatility. The stock price related earnout was calculated using a Monte Carlo simulation. At the inception of the acquisition, the fair value of the contingent payments was $35,500. As of December 31, 2013, the fair value of the contingent consideration was $34,800, which was included in Other long-term liabilities in the accompanying Consolidated Balance Sheets.

The Company paid approximately $15,200 and $16,925 of MacDermid Acquisition related expenses in the Successor and Predecessor 2013 Periods, respectively. These costs were recorded in Selling, technical, general and administrative expenses in the respective Successor and Predecessor 2013 Periods.

The excess of the cost of the MacDermid Acquisition over the net of amounts assigned to the fair value of the assets acquired and the liabilities assumed is recorded as goodwill. None of the goodwill recorded in connection with the MacDermid Acquisition is expected to be deductible for tax purposes. The purchase price allocation for the MacDermid Acquisition is substantially complete. Based on this preliminary fair valuation, the purchase price is allocated as follows:

Preliminary Purchase Price Allocation (in thousands):
Preliminary value assigned:
Accounts receivable	$147,400
Inventories	115,300
Other current assets	26,200
Property, plant and equipment	140,900
Customer relationships	494,000
Developed technology	164,200
Tradenames	70,800
Goodwill	990,000
Other assets	28,300
Accounts payable	(55,900)
Other current liabilities	(62,000)
Long-term debt	(754,200)
Non-current deferred tax liability	(171,200)
Contingent consideration	(35,500)
Redeemable 401(k) plan interest	(21,000)
Other liabilities	(66,500)
Total purchase price	$1,010,800

The measurement period adjustments described above had a cumulative $600 impact to amortization expense which was recorded in the three months ended June 30, 2014 as the impact on the period since inception (April 23, 2013) to December 31, 2013 was not material.

Certain sellers of MacDermid exchanged their equity in MacDermid for equity in a wholly owned subsidiary, PDH and a proportionate share of the contingent consideration described above and an interest in certain MacDermid pending litigation (referred to as “Retaining MacDermid Holdings”). This 6.76% ownership has been accounted for as a non-controlling interest in the financial statements. The holders of the Retaining MacDermid Holdings can exchange their shares for Platform common stock beginning on November 1, 2014 up to 25% a year at their election. Potential platform shares issuable upon the exchange are 8,900,000. This equity is classified as a non-controlling interest on the Consolidated Balance Sheets.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Upon the closing of the MacDermid Acquisition, the MacDermid Savings Plan retained a 3% interest in MacDermid, Incorporated, that was paid subsequent to the listing of stock on the NYSE. The fair value of the obligation to purchase these shares of $20,972 was recorded as a redeemable 401(k) interest in the mezzanine section of the Consolidated Balance Sheets since it can be settled in either cash or stock. Refer to Note 20 for further discussion.

Customer relationships have useful lives ranging from 8 to 20 years and developed technology have useful lives ranging between 7 to 10 years. This results in weighted average useful lives for customer relationships and developed technology, of approximately 16 years and 10 years, respectively, for an aggregate weighted average useful life of approximately 15 years at December 31, 2013. As the Company’s inception date was April 23, 2013, no pro-forma financial disclosures are necessary as all of the results of operations of MacDermid are included in the Successor and Predecessor 2013 Periods.

Other

During the quarter ended March 31, 2012, MacDermid acquired 95% of the stock of a specialty chemical business in Brazil. This business was acquired to complement the service and product offerings within Brazil and its balance sheet and results of operations have been integrated into the Performance Materials segment. The total purchase price was approximately $8,900. At December 31, 2013, approximately $1,200 remains payable to the former owners of the acquired business. The payable represents the estimated fair value of contingent consideration expected to be payable in the event that the acquired business achieves specific performance metrics over the next year. Assets and liabilities of the acquired business were recorded as of the date of acquisition based on their estimated fair value as determined in a purchase price allocation, using available information and making assumptions the Company believes are reasonable. The Company’s allocation of purchase price for this acquisitions included current assets of approximately $2,000, property, plant and equipment of approximately $2,000, goodwill of approximately $1,900 and intangible assets of $3,000. No goodwill from this acquisition is expected to be deductible for tax purposes. Of the $3,000 of acquired intangible assets, $500 was assigned to registered trademarks that are not subject to amortization. The remaining $2,500 of acquired intangible assets has a weighted-average useful life of approximately six years.

3. INVENTORIES

The major components of inventory were as follows:

	December 31, 2013	December 31, 2012
	Successor	Predecessor
Finished goods	$58,360	$46,820
Raw materials and supplies	29,870	27,657
Equipment	1,388	1,616
Total inventory, net	$89,618	$76,093

In connection with the MacDermid Acquisition, finished goods were marked up by $35,868 to reflect fair value. Of this amount, $23,912 was charged through the Consolidated Statement of Operations in the Successor 2013 period based on our estimated inventory turnover. The remaining portion of the mark up of $11,956 is included in finished goods at December 31, 2013.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

4.  PROPERTY, PLANT AND EQUIPMENT

The major components of property, plant and equipment were as follows:

	December 31, 2013	December 31, 2012
	Successor	Predecessor
Land and leasehold improvements	$29,946	$22,370
Buildings and improvements	38,914	63,979
Machinery, equipment and fixtures	63,475	98,401
	132,335	184,750
Less: accumulated depreciation	(3,900)	(89,118)
	128,435	95,632
Construction in process	7,731	4,759
Property, plant and equipment, net	$136,166	$100,391

For the Successor and Predecessor 2013 Periods, the Company recorded depreciation expense of $3,900 and $10,459, respectively. For the years ended December 31, 2012 and 2011, the Company recorded depreciation expense of $15,093 and $18,167, respectively.

5. GOODWILL AND INTANGIBLE ASSETS

The changes in the carrying amount of goodwill by segment are as follows:

	Performance Materials	Graphic Solutions	Total
Predecessor:
Balance, December 31, 2011	$446,101	$28,480	$474,581
Addition from acquisitions	1,940	-	1,940
Foreign currency translation and other	(289)	-	(289)
Balance, December 31, 2012	447,752	28,480	476,232
Foreign currency translation and other	(4,436)	-	(4,436)
Balance, October 31, 2013	$443,316	$28,480	$471,796

Successor:
Balance, April 23, 2013 (Inception)	-	-	-
Addition from acquisitions	761,498	228,660	990,158
Foreign currency translation and other	(1,127)	777	(350)
Balance, December 31, 2013	$760,371	$229,437	$989,808

The Company is in the process of completing its analysis of fair value of the assets acquired related to the MacDermid Acquisition as discussed in Note 2 and anticipates that the final assessment of values will not differ materially from the preliminary assessment.

Accumulated goodwill impairment related to the Performance Materials reporting segment recognized prior to December 31, 2011 (Predecessor) was $57,515. There was no goodwill impairment in either reporting segment in the Successor or Predecessor 2013 Periods or for the years ended December 31, 2012 and 2011, respectively.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The carrying value of indefinite-lived intangible assets other than goodwill was as follows:

	December 31, 2013	December 31, 2012
	Successor	Predecessor
Tradenames	$70,913	$58,417

Intangible assets subject to amortization were as follows:

	December 31, 2013			December 31, 2012
	Successor			Predecessor

	Gross Carrying Amount	Accumulated Amortization and Foreign Exchange	Net Book Value	Gross Carrying Amount	Accumulated Amortization and Foreign Exchange	Net Book Value

Customer lists	$494,000	$(6,420)	$487,580	$276,480	$(119,120)	$157,360
Developed technology	164,200	(2,391)	161,809	83,760	(47,883)	35,877
Other	-	-	-	376	(258)	118
Total	$658,200	$(8,811)	$649,389	$360,616	$(167,261)	$193,355

Customer relationships have useful lives ranging from 8 to 20 years and developed technology have useful lives ranging between 7 to 10 years. This results in weighted average useful lives for customer relationships and developed technology, of approximately 16 years and 10 years, respectively, for an aggregate weighted average useful life of approximately 15 years at December 31, 2013.

For the Successor and Predecessor 2013 Periods, the Company recorded amortization expense on intangible assets of $8,878 and $22,376, respectively. For the years ended December 31, 2012 and 2011, the Predecessor recorded amortization expense on intangible assets of $27,100 and $28,578, respectively.

Estimated future amortization of intangible assets for each of the next five fiscal years from 2014 through 2018 is $53,266.

For the year ended December 31, 2011, MacDermid recorded $46,438 of impairment charges related to a write down of certain customer list intangible assets in the Performance Materials segment to their estimated fair values. This impairment charge is included in Selling, technical, general and administrative expenses in the Consolidated Statement of Operations.

6. EQUITY COMPENSATION PLANS

On October 31, 2013, the Company’s Board of Directors approved the Platform Specialty Products Corporation 2013 Incentive Compensation Plan, and on December 16, 2013 the Board of Directors approved the Amended and Restated Platform Specialty Products Corporation 2013 Incentive Compensation Plan (the “2013 Plan”). The 2013 Plan was approved by the Board of Directors on March 6, 2014 and will be submitted to the Company’s stockholders for approval within 12 months. The purpose of the 2013 Plan is to assist the Company and its subsidiaries and other designated affiliates in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to our Company or its affiliates. The 2013 Plan is to be administered by a committee designated by the Company’s Board of Directors consisting of not less than two directors (the “Committee”); provided, however, that except as otherwise expressly provided in the 2013 Plan, the Board of Directors may exercise any power or authority granted to the Committee under the 2013 Plan. The Committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the 2013 Plan, construe and interpret the 2013 Plan and award agreements, and correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the 2013 Plan. The total number of common shares of our Company that may be subject to the granting of awards under the 2013 Plan is equal to 15,500,000 shares. At December 31, 2013, no shares were issued under the Plan.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

On May 17, 2013, the Company issued an aggregate 250,000 option deeds to its non-founder Directors. The exercise price of each option is $11.50 and the option deeds expire in five years from the date of completion of acquisition and vest on completion of acquisition.

The Company estimates the fair value of stock option grants using a Black-Scholes option pricing. In applying this model, the Company uses the following assumptions:

•	Risk-Free Interest Rate: The Company determined the risk-free interest rate equivalent to the expected term based on the U.S. Treasury constant maturity rate.

•	Expected Volatility: The Company determined its future stock price volatility based on the average historical stock price volatility of comparable peer companies.

•	Expected Term: The Company determined the expected term equal to the life of the contract.

•	Expected Dividend Rate: The Company has not paid and does not anticipate paying any cash dividends in the near future.

The fair value of each option award was estimated on the grant date using the Black Scholes option-pricing model and expensed under the straight line method over the vesting period. The following assumptions were used:

Stock option plans
Exercise price	$11.50
Expected stock price volatility	18.49%
Risk-free rate of interest	0.37%
Expected life of options (in years)	5.0

Stock-based compensation expense from option deeds was approximately $247 for the period from inception (April 23, 2013) to December 31, 2013. The options vested on the date of completion of an acquisition, which was October 31, 2013 and accordingly, the total value of the options at issuance are amortized over the period from inception to October 31, 2013.

The following table summarizes stock option activity:

	Number of Shares	Weighted Average Exercise Price	Total Weighted Average Intrinsic Value	Weighted Average Remaining Contractual Life (in years)
Outstanding at April 23, 2013	—

Options granted	250,000
Options exercised	—
Options forfeited	—
Options cancelled	—

Outstanding at December 31, 2013	250,000	$11.50	$—	4.4

Options vested and exercisable	250,000	$11.50	$—	4.4

On April 13, 2007, the Predecessor authorized and issued 2,150,000 Class A Junior Shares (the “A Shares”)  to employees who purchased both preferred and common shares of the Predecessor as part of a $7,000 management buy-in of both preferred and common shares of the Predecessor. The issuance of the A Shares was designed to compensate certain of the Predecessor’s employees for their long-term commitment to the Predecessor and, in a liquidation event, to permit employees to share in the value of equity in the Predecessor. Vesting of the A Shares occurred evenly over a five year period and required continued employment. Forfeited A Shares could be reissued at the Board of Directors’ discretion. Holders of the A Shares were not entitled to any dividends at the time that they vest, but were entitled to distributions if declared by the Board of Directors of MacDermid Holdings, LLC. Any such distributions, when declared, would be paid in the order of priority specified in the MacDermid Holdings, LLC operating agreement. The redemption value of the A Shares was based on a sliding formula which took into account the final valuation of MacDermid at a “liquidity event”, such as an initial public offering or sale of the Company. At the point of the liquidity event, the A Shares were to be liquidated in their order of priority or seniority, as compared to each of MacDermid’s debt and equity instruments. If during the liquidity event, there were not enough proceeds to redeem the Company’s debt and equity instruments with senior claims, then the A Shares would potentially have a $0 value.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The A Shares were valued at $1.00 per share for equity compensation expense purposes. The Predecessor determined the estimated fair value of the A Shares as of the date of grant based upon the issuance price of the common stock in connection with the Merger, which was determined based on various factors including the lack of liquidity of the common stock, the general and industry specific economic outlook and the relative rights of the holders of capital stock of the Predecessor and MacDermid Holdings, LLC to receive assets of the Predecessor upon a liquidation event. A key assumption in determining the value of the A Shares was that the Predecessor would attain the performance metrics required for full vesting of the B Shares described below because the number of B Shares vested at the time of any liquidation event would impact the amount of assets available for distribution to the A Shares upon such liquidation event. None of the specific terms of the A Shares, other than their vesting terms and the rights of the holders of the A Shares in a liquidation event relative to the rights of the holders of the common shares, preferred shares and B Shares, impacted the fair value of the A Shares.

As the A Shares vested, the Predecessor recorded equity based compensation expense and the number of vested A Shares reflected on the balance sheet was increased. For the ten month period ended October 31, 2013 the Predecessor recorded equity based compensation expense of $8, based upon the vesting of the A Shares. The Predecessor did not receive any funds upon the vesting of the A Shares. The total intrinsic value of A Shares exercised for the ten month period ended October 31, 2013 and the year ended 2012 was $0. As of December 31, 2012, there was $11 of unrecognized compensation cost related to the A Shares and 1,880,192 vested A Shares, respectively. In connection with the MacDermid Acquisition, the A shares liquidation value was approximately $22,063.

The following table presents the activity in the A Shares in the Predecessor 2013 Period:

A Shares:	A Shares	Weighted Average Grant Date Fair Value
Outstanding non-vested balance at December 31, 2012	18,598	$1.00
Changes during the period:
Vesting	(12,598)	1.00
Forfeited	(6,000)	1.00
Granted	-	-
Nonvested balance at October 31, 2013	-	$1.00

On April 13, 2007, the Predecessor authorized 1,620,000 B Shares for issuance. In May 2008, the Company issued 1,364,000 Class B Junior Performance Shares (“B Shares”). The B Shares carried a vesting period of one to four years as well as performance conditions when issued. The issuance of the B Shares was designed to compensate certain of the Predecessor’s employees for their long-term commitment to the Predecessor, motivate sustained increases in the Predecessor’s financial performance and, in a liquidation event, permit employees to share in the value of equity in the Predecessor.

The B Shares were modified by resolution of the Predecessor’s Board of Directors on February 28, 2011, subject to MacDermid Holdings, LLC member consent, to take into account the divestitures and acquisitions undertaken by the Company since 2007 and the difficult global economic conditions that occurred in 2009. MacDermid Holdings, LLC’s’ member consent was completed on April 4, 2011. The change resulted in the reinstatement of shares previously forfeited under the former performance metrics. As a result of the modification of the performance metrics, the Predecessor determined the estimated fair value of the B Shares as of the modification date to be $0.67 per share. The stock valuation model that the Predecessor utilized and that was used to estimate the fair value of the B Shares considered a number of factors including operating and financial performance, the lack of liquidity of the Predecessor’s common stock and the relative rights of the holders of capital stock of the Predecessor and MacDermid Holdings, LLC to receive assets of the Predecessor upon a liquidation event. The key assumptions and estimates in determining the value of the B Shares were (1) the assumption that the Predecessor would attain the modified performance metrics required for full vesting of the B Shares and (2) the estimation of the fair value of the Predecessor’s common stock on the modification date of the B Shares. None of the specific terms of the B Shares, other than their vesting terms and the rights of the holders of the B Shares in a liquidation event relative to the rights of the holders of the common shares, preferred shares and A Shares, impacted the fair value of the B Shares.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The B Shares were to vest ratably on each of March 31, 2011, 2012, 2013, 2014 and 2015 (each, a “Vesting Date”) if the Predecessor attained the modified performance metrics with respect to the calendar year immediately prior to the year of the applicable Vesting Date (a “Performance Vesting Target”), or upon a change in control. The Company met the modified performance metrics for calendar year 2011 and 2012 resulting in 20% of the B shares vesting as of March 31, 2013 and 2012. As of December 31, 2012, there were 411,756 vested B shares.

Based on the consummation of the MacDermid Acquisition, the change in control provisions caused the B shares to fully vest at October 31, 2013. There were 1,056,640 vested B shares as of October 31, 2013. The Predecessor did not receive any funds upon the vesting of the B Shares.

In connection with the MacDermid Acquisition, the B shares liquidation value was approximately $12,317.

The following table presents the activity in the non-vested B Shares in the Predecessor 2013 Period:

B Shares:	B Shares	Weighted Average Grant Date Fair Value
Nonvested balance at December 31, 2012	653,064	$0.67
Changes during the period:
Forfeited	(8,000)	0.67
Canceled	-	-
Vested	(645,064)	0.67
Granted	-	-
Nonvested balance at October 31, 2013	-	$0.67

On January 29, 2013, the Predecessor authorized for issuance 5,000,000 Class C Junior Shares. The Class C Junior Shares were allocated to three tranches of 1,666,666 shares each and defined as Class C-1 Junior Shares, Class C-2 Junior Shares and Class C-3 Junior Shares (collectively, “C Shares”). The Class C-1 Junior Shares vested upon the grant date of January 29, 2013. Class C-2 Junior Shares were to vest on January 1, 2014 and the Class C-3 Junior Shares were to vest on January 1, 2015. The number of issued and awarded Class C Junior Shares was 4,890,000 shares or 1,630,000 shares each for the Class C-1 Junior Shares, Class C-2 Junior Shares and Class C-3 Junior Shares. The value of the C Shares was measured based upon the performance criteria in the operating agreement of MacDermid Holdings, LLC based on the estimated equity value of the Predecessor. The C Shares were to be paid in cash in accordance with the operating agreement of MacDermid Holdings, LLC upon a change in control, liquidating event or initial public offering. Payment for the C shares required continued employment through a change in control, liquidating event, or initial public offering. The C Shares were considered liability-classified awards with the related fair value recognized as compensation expense ratably over the performance period, with changes in the fair value of the award cumulatively adjusted through compensation expense each period. During the Predecessor 2013 Period, $9,030 was recognized as compensation expense related to the C Shares due to the consummation of the MacDermid Acquisition eliminating the risk that consummation of the business combination will not occur.

7.  PENSION, POST-RETIREMENT AND POST-EMPLOYMENT PLANS

The Company has multiple deferred compensation arrangements, which are described below.  The Company has defined benefit pension plans for certain domestic and foreign employees, a supplemental executive retirement plan (“SERP”) for executive officers and a post-employment benefits program for certain domestic employees.  Aggregate amounts charged to earnings for these plans by the Company for the Successor and Predecessor 2013 Periods was ($2,742) and $3,544, respectively. In connection with the MacDermid Acquisition as discussed in Note 2, certain benefits in the MacDermid, Incorporated Employees’ Pension Plan (the “Pension Plan”) were frozen resulting in a curtailment gain of $3,028 which was recorded in the Successor 2013 Period.  For the years ended December 31, 2012 and 2011, amounts charged to earnings were $3,209 and $1,873, respectively.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Domestic Defined Benefit Pension Plan

The Company has a non-contributory domestic defined benefit pension plan (“Pension Plan”), which provides retirement benefits based upon years of service and compensation levels. At December 31, 2013 and 2012, the projected benefit obligation for the Pension Plan was $131,303 and $137,078, respectively. The measurement date used to determine pension and other postretirement benefits was December 31, 2013 and 2012, at which time the minimum contribution level for the following year was determined. As the Pension Plan is overfunded as of December 31, 2013, the Company does not currently expect contributions will be required in 2014 or in each of the four years thereafter. In connection with the MacDermid Acquisition as discussed in Note 2, certain benefits in the Pension Plan were frozen resulting in a curtailment gain of $3,028 which was recorded in the Successor 2013 Period.

The Company’s investment policies incorporate an asset allocation strategy that emphasizes the long-term growth of capital and acceptable asset volatility as long as it is consistent with the volatility of the relevant market indexes. The investment policies attempt to achieve a mix of approximately 75% of plan investments for long-term growth and 25% for near-term benefit payments. The Company believes this strategy is consistent with the long-term nature of plan liabilities and ultimate cash needs of the plans. Plan assets consist primarily of corporate bond mutual funds, limited partnership interests, listed stocks and cash. The corporate bond mutual funds held by the Pension Plan include primarily corporate bonds from companies from diversified industries located in the U.S. The listed stocks are investments in large-cap and mid-cap companies located in the U.S. The limited partnership funds primarily include listed stocks located in the U.S. The weighted average asset allocation of the Pension Plan was 22% equity securities, 65% limited partnership interests and managed equity funds, 9% bond mutual fund holdings and 4% cash at December 31, 2013.

An investment committee, appointed by the Board of Directors, manages Pension Plan assets in accordance with the Pension Plan’s investment policies. The investment committee meets at least four times per year to assess risk factors, rates of return, investment managers and asset allocation limitations as prescribed by the committee’s investment policy statement. Return on asset (“ROA”) assumptions are determined annually based on a review of the asset mix as well as individual ROA performances, benchmarked against indexes such as the S&P 500 Index and the Russell 2000 Index. In determining an assumed rate of return on plan assets, the Company considers past performance and economic forecasts for the types of investments held by the Pension Plan.

Actual pension expense and future contributions required to fund the Pension Plan will depend on future investment performance, changes in future discount rates, the level of contributions the Company makes and various other factors related to the populations participating in the Pension Plan. The Company will re-evaluate the Pension Plan’s actuarial assumptions, on an annual basis including the expected long-term rate of return on assets and discount rate, and will adjust the assumptions as necessary to ensure proper funding levels are maintained so the Pension Plan can meet its obligations as they become due.

Supplemental Executive Retirement Plan

The Company sponsors an unfunded Supplemental Executive Retirement Plan (“SERP”) that entitles certain executive officers to the difference between the benefits actually paid to them and the benefits they would have received under the Pension Plan were it not for certain restrictions imposed by the Internal Revenue Service Code, which relate to the amount of annual compensation which may be taken into account in determining benefits under the SERP. Covered compensation under the SERP includes an employee’s annual salary and bonus. At December 31, 2013 and 2012, the projected benefit obligation under the SERP was $6,055 and $7,276, respectively.

Foreign Pension Plans

The Company has retirement and death benefit plans (the “U.K. Pension Plan”) covering employees in the U.K. The U.K. Pension Plan is comprised of a defined benefit plan and a defined contribution plan. The defined benefit plan is closed to new entrants and, effective March 31, 2000, existing active members ceased accruing any further benefits exclusive of adjustments for an inflation factor. The defined contribution plan is structured whereby the Company contributes an amount equal to a specified percentage of each employee’s contribution up to an annual maximum contribution per participant.

The projected benefit obligation of the U.K. Pension Plan was $67,567 and, $68,564 at December 31, 2013 and 2012, respectively. The measurement date used to determine U.K. Pension Plan benefits is December 31, at which time the minimum contribution level for the following year is also determined. The Company does not anticipate making any contribution pension funding payments in each of the next five years as the U.K. Pension Plan is overfunded. The U.K. Pension Plans’ assets consist primarily of pooled funds that invest in bonds, listed stocks and property.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The weighted-average asset allocation of the U.K. Pension Plan as of December 31, 2013 was 82% pooled bond funds, 13% pooled equity funds and 5% cash. An independent trustee committee, appointed by Company management and employees participating in the U.K. Pension Plan meet to assess risk factors, rates of return, and asset allocations prescribed by the committee’s investment policy statement. In addition, an annual review is conducted to ensure that proper funding levels are maintained so the U.K. Pension Plan can meet its obligations as they become due.

The Company also has retirement and death benefit plans covering employees in Taiwan and certain former employees in Germany. The Company also has longevity plans covering employees in France. These plans are not significant, individually or in the aggregate, to the consolidated financial position, results of operations or cash flows. Information for these plans, along with the U.K. Pension Plan, is included in the tables below.

Certain other foreign subsidiaries maintain benefit plans that are consistent with statutory practices but do not meet the criteria for accounting rules under defined benefit plans under ASC 715-30 Compensation – Retirement Benefits – Defined Benefit Plans - Pensions. These benefit plans had obligation balances of $3,776 as of December 31, 2013 and $3,741 as of December 31, 2012. Of these amounts, $3,719 and $3,698, respectively, are included in Retirements Benefits with the remainder included in Other Current Liabilities on the Consolidated Balance Sheets and are excluded from the accompanying tables of pension benefits.

Domestic Defined Benefit Post-Retirement Medical and Dental Plan

The Company sponsors a defined benefit post-retirement medical and dental plan that covers all of its domestic full-time employees, hired prior to April 1, 1997, who retire after age fifty-five, with at least ten to twenty years of service (depending upon the date of hire).

In 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively, the “Health Care Acts”) were approved in the U.S. The Health Care Acts include several provisions that may affect a company’s postretirement benefit plans. The Company has evaluated the effects of the Health Care Acts and has concluded that there was no current impact on the Company’s domestic defined benefit post-retirement medical and dental plans.

Eligible employees receive a subsidy from the Company towards the purchase of their retiree medical benefits. The subsidy level is based on the date of retirement from MacDermid. The annual increase in the Company’s costs for post-retirement medical benefits is subject to a limit of 5% for those retiring prior to March 31, 1989 and 3% for those retiring after April 1, 1989. Retirees will be required to contribute to the plan costs in excess of their respective Company limits in addition to their other required contributions.

The projected benefit obligation for the post-retirement plan at December 31, 2013 was comprised of 28% retirees, 42% fully eligible active participants and 30% other active participants. As described above, the annual increase in healthcare cost to the Company is subject to a defined limit of 3% or 5% for post-retirement medical benefits, based on the date of retirement; therefore, the healthcare trend rate assumption has no effect on the amounts reported.

Foreign Defined Benefit Post-Retirement Medical Plan

The Company has recorded the obligation for a government sponsored defined benefit post retirement medical plan that covers certain employees located in Brazil. This plan was mandated by the Brazilian government in 2012 at which time the Company recorded the liability related to this plan.

Domestic Defined Benefit Post-Employment Compensation Plan

The Company sponsors a defined benefit post-employment compensation continuation plan that covers all full-time domestic employees. Employees who have completed at least six months of service, and become permanently disabled and are unable to return to work, are eligible to receive a benefit under the plan. The benefit may range from one week to a maximum of six months of compensation. The estimated ongoing after-tax annual cost is not material to the overall consolidated financial statements. The Company does not expect to make any cash contributions to the postretirement benefit plan in 2014 or in each of the four years thereafter.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The components of net periodic benefit cost of the pension, SERP and post-employment benefit plans were as follows:

	For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012		For the year ended December 31, 2011
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)

Pension & SERP Benefits:	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign

Net periodic benefit expense:
Service cost	$698	$130	$3,595	$560	$3,647	$678	$2,982	$654
Interest cost on the projected benefit obligation	1,178	495	5,216	2,453	6,096	3,096	5,806	3,262
Expected return on plan assets	(1,576)	(714)	(6,632)	(4,088)	(7,330)	(4,478)	(7,104)	(4,314)
Amortization of prior service cost	-	-	77	-	93	-	54	-
Amortization of net loss	-	-	1,654	433	601	508	(54)	90
Plan curtailments	(3,028)	(2)	-	-	-	68	-	-
Net periodic (benefit) cost	$(2,728)	$(91)	$3,910	$(642)	$3,107	$(128)	$1,684	$(308)

	For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012		For the year ended December 31, 2011
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)

Postretirement Benefits:	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign

Net periodic benefit expense:
Service cost	$11	$5	$60	$35	$65	$-	$99	$-
Interest cost on the projected benefit obligation	54	6	243	31	305	-	398	-
Amortization of prior service cost	-	-	(117)	24	(140)	-	-	-
Net periodic cost (benefit)	$65	$11	$186	$90	$230	$-	$497	$-

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Key assumptions used to determine the net periodic benefit expense of the pension and post-retirement benefit liabilities are as follows:

	Pension and SERP Benefits
	For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012		For the year ended December 31, 2011
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Weighted average assumptions used to determine net periodic benefit cost:
Discount rate	5.1%	4.1%	4.4%	4.2%	5.2%	4.6%	5.7%	5.1%
Rate of compensation increase	4.0%	3.3%	4.0%	3.4%	4.0%	3.4%	4.0%	3.4%
Long-term rate of return on assets	7.8%	4.9%	7.8%	6.5%	7.8%	6.5%	8.0%	7.4%

Postretirement Medical Benefits
	For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012		For the year ended December 31, 2011
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Weighted average assumptions used to determine net periodic benefit cost:
Discount rate	5.0%	11.7%	4.4%	10.8%	5.2%	10.8%	5.7%	N/A
Rate of compensation increase	**	**	**	**	**	**	**	**
Long-term rate of return on assets	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
**Not a meaningful statistic

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss) are as follows:

	For the period from inception (April 23, 2013) through December 31, 2013
	(Successor)

	Pension		Postretirement Medical Benefits
	Domestic	Foreign	Domestic	Foreign	Total

Current year actuarial gain (loss)	$5,655	$(1,851)	$(71)	$46	$3,779
Amortization of actuarial (loss) gain	-	(228)	-	-	(228)
Translation adjustment	-	(40)	-	(1)	(41)
Total recognized in other comprehensive income (loss) (pre tax)	$5,655	$(2,119)	$(71)	$45	$3,510

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

	For the ten months ended October 31, 2013
	(Predecessor)

	Pension		Postretirement Medical Benefits
	Domestic	Foreign	Domestic	Foreign	Total

Current year actuarial (loss) gain	$(22,877)	$(5,307)	$(171)	$(96)	$(28,451)
Amortization of prior service cost	(77)	-	118	(23)	18
Amortization of actuarial (loss) gain	(1,654)	(433)	-	-	(2,087)
Translation adjustment	-	(360)	-	(19)	(379)
Total recognized in other comprehensive (loss) income (pre tax)	$(24,608)	$(6,100)	$(53)	$(138)	$(30,899)

	For the year ended December 31, 2012
	(Predecessor)

	Pension		Postretirement Medical Benefits
	Domestic	Foreign	Domestic	Foreign	Total

Current year actuarial (loss) gain	$(14,830)	$(1,792)	$(780)	$-	$(17,402)
Amortization of prior service cost	93	-	(139)	(364)	(410)
Amortization of actuarial (loss) gain	601	576	-	-	1,177
Translation adjustment	-	(701)	-	-	(701)
Total recognized in other comprehensive (loss) income (pre tax)	$(14,136)	$(1,917)	$(919)	$(364)	$(17,336)

The Company does not expect to recognize any accumulated other comprehensive income (loss) in net periodic benefit cost for the year ending December 31, 2014 as the amount is de-minimus.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The following table summarizes changes in the funded status of the Company’s pension and SERP plans:

	Pension and SERP Benefits
	For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012		For the year ended December 31, 2011
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign

Change in Projected Benefit Obligation:
Beginning of period balance	$-	$-	$144,354	$74,996	$121,459	$67,609	$103,749	$63,323
Acquisitions	142,038	72,860	-	-	-	-	-	-
Service cost	698	130	3,595	560	3,647	678	2,982	654
Interest cost	1,179	495	5,216	2,453	6,096	3,096	5,806	3,262
Plan curtailment	(3,028)	226	-	-	-	-	-	-
Actuarial (gain)/ loss due to assumption change	(2,845)	(999)	(7,124)	1,570	15,436	3,871	9,440	4,196
Actuarial (gain)/ loss due to plan experience	10	(183)	(647)	(3,170)	1,492	530	2,582	(129)
Benefits and expenses paid	(694)	(869)	(3,356)	(2,686)	(3,776)	(3,570)	(3,544)	(3,124)
Amendments	-	-	-	-	-	-	444	-
Settlement	-	(558)	-	-	-	(347)	-	-
Translation adjustment	-	1,994	-	(863)	-	3,129	-	(573)
End of period balance	$137,358	$73,096	$142,038	$72,860	$144,354	$74,996	$121,459	$67,609

	Pension and SERP Benefits
	For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012		For the year ended December 31, 2011
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign

Change in Fair Value of Plan Assets:
Beginning of period balance	$-	$-	$102,640	$79,639	$90,988	$68,094	$85,909	$65,209
Acquisitions	123,272	86,781	-	-	-	-	-	-
Actual return on plan assets, net of expenses	4,397	(2,317)	21,738	7,368	9,428	6,668	2,623	709
Employer contributions	-	2,478	2,250	2,729	6,000	5,086	6,000	5,260
Benefits paid	(694)	(869)	(3,356)	(2,259)	(3,776)	(3,152)	(3,544)	(2,688)
Settlement	-	(558)	-	-	-	(347)	-	-
Translation adjustment	-	2,623	-	(696)		3,290	-	(396)

End of period balance	$126,975	$88,138	$123,272	$86,781	$102,640	$79,639	$90,988	$68,094

Funded status of plan	$(10,383)	$15,042	$(18,766)	$13,921	$(41,714)	$4,643	$(30,471)	$485

The accumulated benefit obligation for all defined benefit pension plans was $191,810 and $194,183 at December 31, 2013 and 2012, respectively.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The following table summarizes changes in the Company’s post-retirement medical benefit obligations:

	Postretirement Medical Benefits
	For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012		For the year ended December 31, 2011
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign

Change in Accumulated Benefit Obligation:
Beginning of period balance	$-	$-	$6,814	$364	$6,028	$-	$7,168	$-
Acquisitions	6,671	311	-	-	-	-	-	-
Service cost	11	5	60	35	65	-	99	-
Interest cost	54	6	243	31	305	-	398	-
Employee contributions	35	-	181	-	271	-	-	-
Actuarial loss/(gain) due to assumption change	79	(35)	(56)	(88)	625	-	(458)	-
Actuarial loss/(gain) due to plan experience	(8)	(11)	(115)	(7)	155	-	(2)	-
Other	-	-	-	-	-	364	-	-
Benefits and expenses paid	(90)	-	(456)	(2)	(635)	-	(435)	-
Translation adjustment	-	(23)	-	-	-	-	-	-
Amendments	-	-	-	(22)	-	-	(742)	-
End of period balance	$6,752	$253	$6,671	$311	$6,814	$364	$6,028	$-

	Postretirement Medical Benefits
	For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012		For the year ended December 31, 2011
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign

Change in Fair Value of Plan Assets:
Beginning of period balance	$-	$-	$-	$-	$-	$-	$-	$-
Employer contributions	55	-	275	2	364	-	435	-
Employee contributions	35	-	181	-	271	-	-	-
Benefits paid	(90)	-	(456)	(2)	(635)	-	(435)	-

End of period balance	$-	$-	$-	$-	$-	$-	$-	$-

Funded status of plan	$(6,752)	$(253)	$(6,671)	$(311)	$(6,814)	$(364)	$(6,028)	$-

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Amounts included in the Consolidated Balance Sheets consist of the following:

	December 31, 2013	December 31, 2012
	(Successor)	(Predecessor)

Prepaid pension assets
Foreign pension	$19,107	$9,261
Total long term assets	19,107	9,261

Other current liabilities
Domestic pension	-	3,000
Total current liabilities	-	3,000

Retirement benefits, less current portion
Domestic pension & SERP	10,383	38,714
Foreign pensions	4,022	4,618
Domestic postretirement medical benefits	6,752	6,814
Foreign postretirement medical benefits	253	364
Total non-current liabilities	$21,410	$50,510

Key assumptions used to determine the benefit obligations in the actuarial valuations of the pension and post-retirement benefit liabilities are as follows:

	Pension and SERP Benefits
	December 31, 2013		December 31, 2012
	(Successor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign
Weighted average assumptions used to measure benefit obligations at measurement date:
Discount rate	5.2%	4.2%	4.4%	4.2%
Rate of compensation increase	4.0%	3.3%	4.0%	3.4%

Postretirement Medical Benefits
	December 31, 2013		December 31, 2012
	(Successor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign
Weighted average assumptions used to measure benefit obligations at measurement date:
Discount rate	5.1%	12.4%	4.7%	10.8%
Rate of compensation increase	**	**	**	**
**Not a meaningful statistic

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Amounts recognized in Accumulated other comprehensive income (loss) consist of the following:

	Pension and SERP Benefits
	For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012		For the year ended December 31, 2011
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign

Net actuarial gain (loss)	$5,655	$(2,119)	$10,473	$10,824	$(35,004)	$(16,924)	$(20,775)	$(15,007)
Prior service credits (costs)	-	-	586	-	(663)	-	(756)	-
	$5,655	$(2,119)	$11,059	$10,824	$(35,667)	$(16,924)	$(21,531)	$(15,007)

	Postretirement Medical Benefits
	For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012		For the year ended December 31, 2011
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign

Net actuarial (loss) gain	$(71)	$45	$124	$(93)	$295	$-	$485	$-
Prior service (costs) credits	-	-	(485)	319	(602)	364	742	-
	$(71)	$45	$(361)	$226	$(307)	$364	$1,227	$-

The major categories of assets in the Company’s various defined benefit pension plans as of December 31, 2013 (Successor) and December 31, 2012 (Predecessor) are presented in the following tables. Assets are segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (see Note 11 - Fair Value Measurements). The Company’s domestic and foreign post-retirement plans are unfunded.

		Fair Value Measurements Using
	December 31, 2013	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	(Successor)
Asset Category
Domestic equities	$19,124	$19,124	$-	$-
Pooled funds holding global equity securities	10,945	-	10,945	-
Pooled funds holding global fixed income securities	71,166	-	71,166	-
Mutual funds holding U.S. Treasury Securities	11,762	11,762	-	-
Mutual funds holding domestic securities	4,399	4,399	-	-
Limited partnership interests(b)	82,355	-	82,355	-
Designated benefit fund(c)	1,464	-	1,464	-
Cash and cash equivalents	13,898	13,898	-	-
Total	$215,113	$49,183	$165,930	$-

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

		Fair Value Measurements Using
	December 31, 2012	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	(Predecessor)
Asset Category
Domestic equities	$17,523	$17,523	$-	$-
Pooled funds holding global equity securities	42,361	-	42,361	-
Pooled funds holding global fixed income securities	24,285	-	24,285	-
Pooled funds holding property in the United Kingdom(a)	5,376	-	-	5,376
Mutual funds holding U.S. Treasury Securities	11,774	11,774	-	-
Mutual funds holding domestic securities	3,005	3,005	-	-
Limited partnership interests(b)	62,356	-	62,356	-
Designated benefit fund(c)	1,815	-	1,815	-
Cash and cash equivalents	13,784	13,784	-	-
Total	$182,279	$46,086	$130,817	$5,376

(a)	This category represents investments in real estate directly held by the pooled funds.
(b)	This category represents limited partner investments with general partners that invest in equity securities.
(c)	This category includes assets held in a fund with the Bank of Taiwan as prescribed by the Taiwan government in accordance with local statutory rules.

The fair value measurement of plan assets using significant unobservable inputs (Level 3) changed due to the following:

	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012
	(Successor)	(Predecessor)	(Predecessor)

Beginning balance	$-	$5,376	$5,298
Acquisitions	5,424	-	-
Unrealized gains relating to instruments still held in the reporting period	115	293	342
Purchases	-	-	-
Sales	(5,539)	(245)	(264)
Ending balance	-	$5,424	$5,376

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The Company’s retirement plan assets are reported at fair value.  Level 1 assets include investments in publicly traded equity securities and mutual funds. These securities are actively traded and valued using quoted prices for identical securities from the market exchanges.  Level 2 assets consist of global fixed-income securities, limited partnership interests and commingled funds that are not actively traded or whose underlying investments are valued using observable marketplace inputs. The fair value of plan assets invested in fixed-income securities is generally determined using market approach pricing methodology, where observable prices are obtained by market transactions involving identical or comparable securities of issuers with similar credit ratings.  Plan assets that are invested in limited partnership interests and commingled funds are valued using a unit price or net asset value (NAV) that is based on the underlying fair value of investments of the fund.  Level 3 assets include investments in pooled funds holding real estate in the United Kingdom which are valued using discounted cash flow models which consider long-term lease estimates, future rental receipts and estimated residual values. Valuation estimates are supplemented by third-party appraisals on a monthly basis.

As of December 31, 2013, expected future benefit payments related to the Company’s defined benefit plans were as follows:

Year End	Domestic	Foreign	Postretirement Benefits	Total
2014	$4,514	$3,254	$398	$8,166
2015	5,671	3,338	408	9,417
2016	5,188	3,448	408	9,044
2017	5,442	3,473	421	9,336
2018	5,796	3,537	430	9,763
Thereafter	39,154	18,859	2,028	60,041
Total	$65,765	$35,909	$4,093	$105,767

8. INCOME TAXES

(Loss) income before income taxes, non-controlling interests and accrued payment-in-kind dividends on cumulative preferred shares are as follows:

	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Domestic (1) (2)	$(7,949)	$(74,244)	$(36,846)	$(45,363)
Foreign (1)	(193,495)	100,719	107,785	56,669
Total	$(201,444)	$26,475	$70,939	$11,306

(1) Income in the period from inception (April 23, 2013) through December 31, 2013 was impacted by costs associated with the MacDermid Acquisition.
(2) Income for the period ended October 31, 2013 was impacted by the recapitalization transaction.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Income tax (benefit) expense consisted of the following:

	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Current:
U.S.:
Federal	$282	$(5,267)	$1,839	$(4,221)
State and local	52	297	473	324
Foreign	1,328	22,776	30,725	29,860
Total current	1,662	17,806	33,037	25,963
Deferred:
U.S.:
Federal	(2,049)	(3,104)	(4,937)	3,459
State and local	(313)	79	100	(615)
Foreign	(5,119)	(1,820)	(3,527)	(18,854)
Total deferred	(7,481)	(4,845)	(8,364)	(16,010)
Provision for income taxes	$(5,819)	$12,961	$24,673	$9,953

Income tax (benefit) expense differed from the amounts computed by applying the U.S. Federal statutory tax rates to pretax income, as a result of the following:

	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)

U.S. Federal Statutory tax rate	35.0%	35.0%	35.0%	35.0%

Taxes computed at U.S. statutory rate	$(70,505)	$9,267	$24,829	$3,957
State income taxes, net of Federal benefit	389	(2,232)	(459)	(702)
Preferred dividend valuation	60,202	-	-	-
Tax on foreign operations	396	805	(11,613)	(1,469)
Net change in reserve	(713)	(76)	5,724	(27)
Change in valuation allowances	(880)	3,635	6,915	6,674
Provision for tax on undistributed foreign earnings	752	(682)	204	(260)
Change of tax rate	-	(487)	(1,054)	(847)
Foreign exchange impact on provision	-	54	100	1,193
Non-deductible Transaction Costs	4,234	1,901	-	-
Other, net	306	776	27	1,434
Income tax (benefit) expense	$(5,819)	$12,961	$24,673	$9,953
Effective tax rate	2.89%	48.95%	34.78%	88.02%

The Company has not recognized a deferred tax liability for U.S. taxes on the undistributed earnings of certain foreign subsidiaries which have been determined to be indefinitely reinvested in those subsidiaries.  A deferred tax liability will be recognized when the Company expects to recover those earnings in a taxable transaction, such as the receipt of dividends or sale of the investment in foreign subsidiary, net of foreign tax credits.  A determination of the deferred tax liability related to the undistributed earnings of foreign subsidiaries that are indefinitely reinvested is not practical.  The undistributed earnings of those subsidiaries were $185,067 and $127,001 at December 31, 2013 and December 31, 2012, respectively.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The components of deferred income taxes at December 31, 2013 and 2012 are as follows:

	December 31, 2013	December 31, 2012
	(Successor)	(Predecessor)

Deferred tax assets:
Accounts receivable	$1,758	$1,313
Inventory	3,272	2,414
Accrued liabilities	3,683	1,617
Employee benefits	12,252	18,910
Research and development costs	14,093	13,267
Tax credits	34,041	39,541
Net operating losses	21,368	12,783
Other	8,213	5,194
Total deferred tax assets	98,680	95,039
Valuation allowance	(15,778)	(41,446)
Total gross deferred tax assets	82,902	53,593

Deferred tax liabilities:
Plant and equipment	17,447	882
Goodwill and intangibles	210,438	73,962
Partnership basis difference	179	11,585
Undistributed foreign earnings	6,301	6,185
Other	7,817	3,409
Total gross deferred tax liabilities	242,182	96,023

Net deferred tax liability	$159,280	$42,430

The following schedule presents net current and net long-term deferred tax assets and liabilities as of December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012
	(Successor)	(Predecessor)

Net current deferred tax asset	$10,974	$5,169
Net noncurrent deferred tax asset	(454)	1,812
	10,520	6,981

Net noncurrent deferred tax liability	169,800	49,411

Total net deferred tax liability	$159,280	$42,430

Net current deferred tax assets are included in prepaid expenses and other current assets and net noncurrent deferred tax assets are included in Other assets on the Consolidated Balance Sheets.

Valuation allowances reflect our assessment that it is more likely than not that certain deferred tax assets for state and foreign net operating losses, foreign tax credits and state tax credit carry-forwards will not be realized. The assessment of the need for a valuation allowance requires management to make estimates and assumptions about future earnings, reversal of existing temporary differences and available tax planning strategies. If actual experience differs from these estimates and assumptions, the recorded deferred tax asset may not be fully realized resulting in an increase to income tax expense in our results of operations. The valuation allowance for deferred tax assets was $15,778 and $41,446 at December 31, 2013 and December 31, 2012, respectively.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

At December 31, 2013, the Company had Federal, state and foreign net operating loss carry forwards of approximately $17,019, $266,640 and $11,811 respectively. The Federal net operating loss expires in 2033. The majority of the state net operating loss carry-forwards expire between the years 2016 and 2026. The state net operating loss carry-forwards result in a deferred tax asset of $12,295. A valuation allowance of $8,610 has been provided against the deferred tax asset because it is more likely than not that the Company will not be able to utilize all of the state net operating losses before they expire based on the Company’s domestic operations and structure. The foreign tax net operating loss carry-forwards expire between the years 2016 through 2030, with some being unlimited in utilization. This results in a deferred tax asset of $3,115. A valuation allowance of $702 has been provided against the deferred tax assets associated with certain foreign net operating loss carry-forwards because the recent results of the business units associated with the loss carry-forwards indicate that it is more likely than not that the benefits from the net operating loss carry-forwards will not be realized. A valuation allowance of $1,021 has been provided against the deferred tax asset for interest benefit recorded at a foreign subsidiary where it is more likely than not that the recognition of the benefit will not be realized.

In addition, at December 31, 2013, the Company has approximately $22,822, $6,890, $2,070 and $2,259 of foreign tax credits, research and development credits, alternative minimum tax credits and state tax credits (net of federal tax), respectively, that are available for carryforward. These carry-forward periods range from ten years to an unlimited period of time. A valuation allowance of $3,185 and $2,259 is provided for foreign tax credits and state tax credits, respectively, that the Company believes the benefits from the credits will not be realized.

Tax Uncertainties – The following table summarizes the activity related to the Company’s unrecognized tax benefits for the Successor and Predecessor 2013 Periods and the years ended December 31, 2012 and December 31, 2011:

	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)

Unrecognized tax benefits at beginning of period	$-	$22,759	$18,833	$22,502
Additions based on current year tax positions	328	837	2,308	3,716
Additions based upon prior year tax positions (including acquired uncertain tax positions)	26,349	283	1,748	(3,881)
Reductions due to closed statutes	(1,024)	(379)	(130)	-
Reductions for settlements and payments	-	-	-	(3,504)

Total Unrecognized Tax benefits at end of period	$25,653	$23,500	$22,759	$18,833

The Company has $25,653 of total unrecognized tax benefits as of December 31, 2013, of which $25,653, if recognized, would impact the Company’s effective tax rate. The Company estimates that $618 of the total unrecognized benefits will reverse within the next twelve months.

The Company recognizes interest and/or penalties related to income tax matters as part of income tax expense. The Company has approximately $4,245 and $3,972 accrued for interest and penalties as of December 31, 2013 and December 31, 2012, respectively. Changes in these balances are recorded in income tax expense or as a reduction of the balance for payments made. The Company made no payments in 2013.

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. The Company has closed all U.S. federal tax matters for years through 2005. Federal income tax returns for 2006 through December 2013 are currently open to examination although no audits are ongoing. The Company is undergoing audits in the United Kingdom for the 2009 and 2011 tax years as well as a notification requesting that the 2008 tax year remain open for one subsidiary.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

As of December 31, 2013 the following tax years remained subject to examination by the major tax jurisdiction indicated:

Major Jurisdiction	Open Years
Brazil	2008 through 2013
China	2011 through 2013
France	2010 through 2013
Germany	2009 through 2013
Italy	2008 through 2013
Japan	2012 through 2013
Netherlands	2007 through 2013
Singapore	2008 through 2013
United Kingdom	2008 through 2013
United States	2006 through 2013

9.  DEBT AND CAPITAL LEASES

The Company’s debt and capital lease obligations consisted of the following:

	December 31, 2013	December 31, 2012
	(Successor)	(Predecessor)

Borrowings under lines of credit	$-	$-

First lien secured credit facility, due 2020, interest at the greater of 4.00% or LIBOR plus 3.00%, weighted average interest rate of 4.00% at December 31, 2013	751,225	-
Senior secured credit facility, tranche B due 2014, LIBOR plus 2.00%, weighted average interest rate of 0% and 2.29%, respectively; Credit facility paid in full June 7, 2013	-	217,656
Senior secured credit facility, tranche C due 2014, EURIBOR plus 2.25%, weighted average interest rate of 0% and 2.64%, respectively; credit facility paid in full June 7, 2013	-	147,337
Called senior subordinated notes due 2017, 9.5% interest rate; notes paid in full July 8, 2013	-	350,000
Japanese senior secured bank debt, due in 2014, weighted average interest rate of 2.40% and 1.90%, respectively, paid in full October 2013	-	4,698
Capital lease obligations	1,024	949
Total debt and capital lease obligations	752,249	720,640
Less: current portion debt and capital lease obligations	(7,958)	(26,819)
Total long-term debt and capital lease obligations	$744,291	$693,821

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Minimum future principal payments on short-term debt, long-term debt and capital leases are as follows:

Year End	Capital leases	Long-term debt	Total
2014	$408	$7,550	$7,958
2015	342	7,550	7,892
2016	186	7,550	7,736
2017	71	7,550	7,621
2018	17	7,550	7,567
Thereafter	-	713,475	713,475
Total	$1,024	$751,225	$752,249

Refinancing

On June 7, 2013, the Predecessor completed a refinancing arrangement whereby the outstanding Tranche B term loan, Tranche C term loan, revolving credit facility and senior subordinated notes payable were replaced with two new senior secured credit facilities.  The new senior secured credit facilities consist of (i) a $805,000 first lien credit facility allocated between a $755,000 term loan denominated in U.S. Dollars (“first lien term loan”), a $25,000 revolving credit facility denominated in U.S. Dollars and $25,000 multi-currency revolving credit facility and (ii) a $360,000 second lien term loan credit facility denominated in U.S. Dollars (“second lien term loan”).  The first lien term loan and related revolving credit facilities accrue interest at the greater of 4.00% or LIBOR plus 3.00% and has quarterly principal payments of $1,888.  The revolving credit facility portion of the first lien term loan matures June 7, 2018.  The first lien term loan matures June 7, 2020.  The second lien term loan accrued interest at the greater of 7.75% or LIBOR plus 6.75% and matures December 7, 2020.  The first lien term loan was originally issued at a discount of $1,887 and the second lien term loan was issued at a discount of $3,600.  The new senior secured credit facilities are guaranteed by MacDermid Holdings and certain of its direct and indirect wholly owned domestic subsidiaries and are secured by the personal property now owned or hereafter acquired of MacDermid Holdings and certain of its direct and indirect wholly owned domestic subsidiaries and also 65% of the stock of the Company’s first tier foreign subsidiaries, subject to customary exceptions, exclusions and release mechanisms.

In connection with the MacDermid Acquisition, on October 31, 2013, MacDermid entered into Amendment No. 1 to the First Lien Credit Agreement (the “Amended and Restated First Lien Credit Facility”) and MacDermid paid $373,000 in connection with the repayment of the $360,000 in principal on the second lien credit facility. Pursuant to the Amended and Restated First Lien Credit Facility, Platform became a co-borrower on all obligations under the $50,000 Revolving Credit Facility and the term loan (together, the “First Lien Facilities”) and the negative and affirmative covenants contained therein were modified to reflect the new corporate structure. Otherwise, the terms relating to the incremental facility, maturity, indicative margin, LIBOR floor, ranking, guarantors, mandatory prepayments and financial covenants remained unmodified by the amendment. In connection with the MacDermid Acquisition, the first lien term loan was marked to fair value by adding the original discount of $1,775 to the carrying value at the time.

During the Successor 2013 Period and Predecessor 2013 Period, interest payments of $5,105 and 12,241, respectively, were made on the first lien term loan.  During each of the Successor 2013 Period and Predecessor 2013 Period, principal payments of $1,888 were made on the first lien term loan.

During the Predecessor 2013 Period, interest payments of $11,315 were made on the second lien term loan.

The Company also has letters of credit outstanding of $4,559 at December 31, 2013.  The letters of credit reduce the borrowings available under the new revolving credit facility.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Predecessor Retired Senior Secured Credit Facility

On April 12, 2007, the Predecessor closed three new senior secured credit facilities consisting of (i) a $360,000 tranche B term loan credit facility denominated in U.S. Dollars (“tranche B”), (ii) a $250,000 tranche C term loan credit facility denominated in Euros (“tranche C”) and (iii) a $50,000 revolving credit facility denominated in U.S. Dollars.

During the Predecessor 2013 Period, interest payments of $2,054 were made on the tranche B term loan. During the Predecessor 2013 Period, interest payments of $1,454 were made on the tranche C term loan.

During the Predecessor 2013 Period, principal payments of $217,656 were made on the tranche B term loan. The tranche B principal payments for the Predecessor 2013 Period consist of a quarterly payment of $900, excess cash flow prepayment of $10,277 and the retirement payoff of the outstanding balance of $206,479.

During the Predecessor 2013 Period, principal payments of $146,194 were made on the tranche C term loan. The principal payments for the Predecessor 2013 Period consist of a quarterly payment of $647, excess cash flow prepayment of $6,810 and the payoff of the outstanding balance of $138,737.

During the Predecessor 2013 Period, the Company recorded $1,137 of other income related to the remeasurement gain on the foreign currency denominated tranche C term loan.

During the year ended December 31, 2012, $3,600 and $5,066 of principal and interest payments, respectively, were made on the tranche B term loan and $2,606 and $3,878 of principal and interest payments, respectively, were made on the tranche C loan.

During the year ended December 31, 2011, $3,600 and $5,316 of principal and interest payments, respectively, were made on the tranche B term loan and $2,756 and $5,750 of principal and interest payments, respectively, were made on the tranche C loan.

During the year ended December 31, 2012, the Predecessor recorded $2,710 of other expense related to the remeasurement loss on the foreign currency denominated tranche C term loan.

During the year ended December 31, 2011, the Company recorded $4,736 of other income related to the remeasurement gain on the foreign denominated tranche C term loan.

In addition to scheduled repayments, the tranche B and tranche C loans contain mandatory prepayment provisions, whereby the Company was required to reduce the outstanding principal amounts of these loans based on excess cash flow (as defined in the credit agreement for the tranche B and tranche C loans) as of the most recent completed fiscal year. The Predecessor estimated mandatory excess cash flow prepayments, based upon 2012 operating results, of $10,199 on the tranche B term loan and $6,904 on the tranche C term loan. These prepayments were due by March 31, 2013 and are included in current installments of long-term obligations in the Consolidated Balance Sheet as of December 31, 2012. During the year ended December 31, 2012, the Predecessor made a mandatory excess cash flow prepayment, based on 2011 operating results, of $8,726 on the tranche B loan and $5,882 on the tranche C loan.

Predecessor Retired Revolving Credit Facility

As discussed above, on April 12, 2007, the Predecessor entered into a $50,000 revolving credit facility. In May 2012, the revolving credit facility was amended and extended; the facility was retired on June 7, 2013 as part of the refinancing. There were no balances outstanding under the revolving credit facility on the retirement date or as of December 31, 2012. During the Predecessor 2013 Period, the Company paid commitment fees of $118 for the revolving credit facility. During the year ended December 31, 2012, the Predecessor paid commitment fees of $292 for the revolving credit facility.

The Predecessor had letters of credit outstanding of $3,874 at December 31, 2012. The letters of credit reduced the borrowings available under the revolving credit facility. Upon the retirement of this revolving credit facility, the outstanding letters of credit were reissued under the new revolving credit facility

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Predecessor Senior Subordinated Notes

On April 12, 2007, the Predecessor issued $350,000 of senior subordinated notes with a fixed interest rate of 9.50% at par. As discussed above and as part of the refinance and recapitalization, the senior subordinated notes were called on June 7, 2013 and $249,519 of principal and a redemption premium of $9,357 were paid to retire the tendered senior subordinated notes. Additionally, $105,864 of the new debt proceeds from the refinance and recapitalization were escrowed to pay the outstanding called senior subordinated notes of $100,481. Additionally, proceeds from the refinance were escrowed for a redemption premium of $3,182 on the called senior subordinated notes outstanding and accrued interest of $2,201 related to these called senior subordinated notes. The escrowed funds were paid to the holders of the remaining senior subordinated note holders on July 8, 2013.

During the Predecessor 2013 Period, the Company made interest payments of $20,049 under the senior subordinated notes. During each of the years ended December 31, 2012 and 2011, $33,250 of interest payments were made on the senior subordinated notes.

Japanese Senior Secured Bank Debt

In February 2007, the Predecessor borrowed approximately $15,000 denominated in Japanese Yen in three separate notes that were paid in full by their respective maturity dates between 2009 and 2013. In May 2007 the Predecessor borrowed an additional $7,557, denominated in Japanese Yen which was paid in full in May 2012. In September 2007, the Predecessor borrowed an additional $2,519 denominated in Japanese Yen which was paid in full in July 2013. In October 2009, the Predecessor borrowed $5,569 denominated in Japanese Yen which was paid in full in October 2013.

During the Predecessor 2013 Period, the Company made principal and interest payments of $4,179 and $50, respectively, on Japanese senior secured bank debt. During the year ended December 31, 2012, $4,624 and $144 of principal and interest payments, respectively, were made on the Japanese senior secured bank debt. During the year ended December 31, 2011, $5,935 and $245 of principal and interest payments, respectively, were made on the Japanese senior secured bank debt.

Debt Covenants

The new senior secured credit facilities contain various covenants including restrictions on liens, limitations on additional indebtedness, dividends and other distributions, entry into new lines of business, transactions with affiliates, use of loan proceeds, capital expenditures, restricted payments, amendments to organizational documents, accounting changes, sale and leaseback transactions and dispositions. In addition, the new revolving credit facilities requires the Company to comply with certain financial covenants, including a maximum consolidated leverage ratio, a minimum interest coverage ratio and limitations on capital expenditures if the Company’s funding under the revolving credit facility exceeds $12,500 at the end of the fiscal quarter. As of December 31, 2013, the Company was in compliance with the debt covenants contained in the new senior secured credit facilities.

Other debt facilities

The Company carries various short-term debt facilities worldwide which are used to fund short-term cash needs. As of December 31, 2013 (Successor) and December 31, 2012 (Predecessor), there were no borrowings under these other debt facilities. The Company also has various overdraft facilities available. At December 31, 2013 (Successor) and December 31, 2012 (Predecessor), the capacity under these overdraft facilities was approximately $22,075 and $18,761, respectively. As of December 31, 2013, the Company’s overdraft lines bore interest rates ranging from 1% to 6.25%.

10. DERIVATIVE INSTRUMENTS

In the normal course of business, the Company is exposed to risks relating to changes in foreign currency exchange rates, interest rates and commodity prices. Derivative financial instruments, such as interest rate collars are used to manage changes in market conditions related to debt obligations. All derivatives are recognized on the consolidated balance sheets at fair value at the end of each year. The counterparty to the Company’s derivative agreements is a major international financial institution. The Company continually monitors its positions and the credit ratings of its counterparties, and does not anticipate nonperformance by the counterparties.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Interest Rates

The Predecessor entered into an interest rate collar agreement (“collar”) in June 2007 to protect against interest rate changes on its floating rate U.S. Dollar denominated debt. The collar had a floor of 5.20% and a ceiling of 6.25%, a notional amount of $100,000 and covered the period from June 30, 2010 through June 30, 2012.

Changes in the fair value of a derivative that is designated as and meets all the required criteria for a cash flow hedge are recorded in accumulated other comprehensive income (loss) and reclassified into earnings as the underlying hedged item affects earnings. Amounts reclassified into earnings related to the interest rate collar are included in interest expense. For the year ended December 31, 2012, $(13) was recorded as other expense in the statement of operations for hedge ineffectiveness. For the year ended December 31, 2012, the Predecessor recorded $1,462 of unrealized gains, net of tax, to Other Comprehensive Income.

During the years ended December 31, 2012 and 2011, the Company made payments of $2,364 and $4,949, respectively, related to the difference between the interest rate collar agreement rate of 5.20% and the actual interest rate on the Company’s floating rate U.S. Dollar denominated debt. These payments were recorded as interest expense in the Consolidated Statement of Operations.

Foreign Currency

The Company conducts a significant portion of its business in currencies other than the U.S. Dollar, the currency in which the consolidated financial statements are reported, and as a result, the Company’s operating results are affected by foreign currency exchange rate volatility relative to the U.S. dollar. The Company’s Autotype subsidiary in the United Kingdom uses the British Pound Sterling (“GBP”) as its functional currency while approximately 25 percent of its revenues are denominated in U.S. Dollars. In order to protect against the risk of a strengthening GBP, the Corporate Treasury Group entered into forward contracts in 2012 and 2013, on behalf of the Autotype subsidiary to deliver U.S. dollars at a fixed GBP rate and to receive GBP in exchange for the U.S. dollar.

As of December 31, 2013, the aggregate U.S. Dollar notional amount of foreign currency forward contracts, designated as hedges, was $9,500. The Company uses the discounted period-end forward rates methodology to determine market value of its forward contracts.

During the Successor and Predecessor 2013 Periods, $163 and $(384), respectively, of unrealized gains (losses) were recorded in other comprehensive income relating to foreign currency exchange contracts. During the Successor and Predecessor 2013 Periods, the Company recorded realized gains (losses) of $115 and $(387), respectively, in other income (expense) related to the settlement of foreign exchange contracts. During the year ended December 31, 2012, unrealized gains and (losses) of $518, net of tax, was recorded to other comprehensive income related to foreign currency hedges. During the years ended December 31, 2012 and 2011, the Predecessor recorded realized gains of $128 and $555, respectively, in other income (expense) related to the settlement of hedged foreign exchange contracts.

The following table summarizes foreign currency forward contract derivative instrument amounts as of December 31, 2013, by currency and the portion of the asset that settles within the next twelve months.

	Local Currency Amount	U.S. Dollar Amount	Percentage Settled Within One Year	Dates Contracts are Through
Derivative Assets
Great Britain Pound	£2,796	$4,500	100%	March 31, 2014
Great Britain Pound	£3,107	5,000	100%	June 30, 2014
		$9,500

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The following table summarizes the fair value of derivative instruments reported in the Consolidated Balance Sheets:

		December 31, 2013 U.S. Dollar Amount	December 31, 2012 U.S. Dollar Amount
Derivatives designated as hedging instruments:	Assets Balance Sheet Location	(Successor)	(Predecessor)

Foreign exchange contracts	Other current assets	$163	$336

Total derivative contracts		$163	$336

An accumulated other comprehensive pre-tax gain of $163 related to the foreign exchange contracts is expected to be reclassified into earnings by June 30, 2014.

11. FAIR VALUE MEASUREMENTS

The Company determines fair value measurements used in its consolidated financial statements based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants exclusive of any transaction costs, as determined by either the principal market or the most advantageous market. The principal market is the market with the greatest level of activity and volume for the asset or liability. Absent a principal market to measure fair value, the Company has used the most advantageous market, which is the market in which the Company would receive the highest selling price for the asset or pay the lowest price to settle the liability, after considering transaction costs. However, when using the most advantageous market, transaction costs are only considered to determine which market is the most advantageous and these costs are then excluded when applying a fair value measurement.

Inputs used in the valuation techniques to derive fair values are classified based on a three-level hierarchy. The basis for fair value measurements for each level within the hierarchy is described below with Level 1 having the highest priority and Level 3 having the lowest.

The three levels of the fair value hierarchy are as follows:

•	Level 1 – quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•
Level 2 – quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in non-active markets; and model derived valuations whose inputs are observable or whose significant valuation drivers are observable.

•	Level 3 – significant inputs to the valuation model are unobservable and/or reflect the Company’s market assumptions.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The following tables present the Company’s financial instruments, assets and liabilities that are measured at fair value on a recurring basis:

		Fair Value Measurement Using
	December 31, 2013	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	Successor
Asset Category
Money market accounts	$78,633	$78,633	$-	$-
Available for sale equity securities	2,302	1,470	832	-
Derivatives	163	-	163	-
Total	$81,098	$80,103	$995	$-

Liability Category
Long term contingent consideration	$34,800	$-	$-	$34,800

		Fair Value Measurement Using
	December 31, 2012	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	Predecessor
Asset Category
Money market accounts	$110,867	$110,867	$-	$-
Available for sale equity securities	2,233	2,233	-	-
Derivatives	336	-	336	-
Total	$113,436	$113,100	$336	$-

Money market accounts are included in cash and cash equivalents in the balance sheet. Available for sale equity securities are included in other long term assets in the balance sheet.

Nonrecurring Fair Value Measurements

In accordance with the provisions of ASC Topic 350, an indefinite lived intangible asset with a carrying amount of $4,300 in the Graphic Solutions segment was written down to its estimated fair value of $3,900, resulting in impairment charges of $400 recorded as in Selling, technical, general and administrative expenses in the Predecessor 2013 Period.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The following table presents the Company’s financial instruments, assets and liabilities that are measured at fair value on a nonrecurring basis in the Predecessor 2013 Period and for the year ended December 31, 2011. No such measurements were required in the Successor 2013 period or for the year ended December 31, 2012.

		Fair Value Measurement Using
For the ten months ended October 31, 2013	Carrying Value Prior to Impairment Analysis	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Losses
	Predecessor
Asset Category
Other intangible assets – Graphic Solutions	$4,300	$-	$-	$3,900	$(400)
Total	$4,300	$-	$-	$3,900	$(400)

		Fair Value Measurement Using
For the year ended December 31, 2011	Carrying Value Prior to Impairment Analysis	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Losses
	Predecessor
Asset Category
Customer list intangible assets – Performance Materials	$51,138	$-	$-	$4,700	$(46,438)
Total	$51,138	$-	$-	$4,700	$(46,438)

The following table presents the carrying value and estimated fair value of the Company’s first lien, second lien, tranche B, tranche C and Senior subordinated notes debt:

	December 31, 2013		December 31, 2012
	(Successor)		(Predecessor)
	Carrying Value	Fair Value	Carrying Value	Fair Value

First lien loan, including current portion	$751,225	$752,637	$-	$-
Tranche B, tranche C and senior subordinated notes debt outstanding, including current portion	-	-	714,993	727,589
	$751,225	$752,637	$714,993	$727,589

The carrying value of the Company’s Japanese senior secured bank debt approximates fair value as of December 31, 2012. As discussed in Note 9, this debt was paid in full in connection with the MacDermid Acquisition.

The following methods and assumptions were used to estimate the fair value of each class of the Company’s financial instruments, assets and liabilities:

Money market accounts - The Company invests in various money market funds which are managed by financial institutions. These money market funds are not publicly traded, but historically have been highly liquid. The fair value of the money market accounts is determined by the banks based upon the funds’ net asset values (“NAV”). All of the money market accounts currently permit daily investments and redemptions at $1.00 NAV.

Derivatives - The fair values of foreign currency derivatives were determined using pricing models based upon observable market inputs including both forward and spot prices for the underlying currencies.

Available for sale equity securities - Equity securities classified as available for sale are measured using quoted market prices at the reporting date multiplied by the quantity held.

First Lien, Tranche B, Tranche C and senior subordinated notes debt– The first lien tranche B, tranche C and senior subordinated debt are measured using quoted market prices at the reporting date multiplied by the carrying amount of the related debt. Such instruments are valued using Level 2 inputs.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

 12.  STOCKHOLDERS’ EQUITY

Successor

Founder Preferred Shares

On April 25, 2013, the Company issued two preferred shares, one to each of the founder entities (“Founders”) for $20. In connection with the initial public offering on May 22, 2013, the Founders purchased an additional 1,999,998 preferred shares (“Preferred” shares or stock; no par value) for $20,000. Beginning in 2014, if the average stock price of the common shares exceeds $11.50 per share for ten consecutive trading days, which it has, the holders of the Preferred stock receive a dividend in the form of common shares equal to 20% of the appreciation of the market price of common shares issued to common shareholders in the initial offering (90,500,000 shares). In the first year a dividend is payable (if any), the dividend amount will be calculated at the end of each calendar year based on the appreciated stock price as determined above (the “Dividend Price) compared to the initial offering price of $10.00 per ordinary share. In subsequent years, the dividend amount will be calculated based on the appreciated stock price compared to the highest Dividend Price previously used in calculating the Preferred stock dividends. Dividends are paid for the term the Preferred stock is outstanding. The Preferred shares will be automatically converted into ordinary shares on a one for one basis (i) in the event of a Change of Control of the Company following an acquisition or (ii) upon the last day of the seventh full financial year following acquisition, being December 31, 2020 (extendable by our Board of Directors for three additional years). Each Preferred share is convertible into one ordinary share at the option of the holder until December 31, 2020 and has certain voting rights. During the Successor 2013 Period, the Company recognized a non-cash charge related to the fair value of the preferred dividend rights of $172,006. The fair value of the preferred dividend rights was measured based on significant inputs not observable in the market (Level 3 inputs). Key assumptions included the fair value of the common stock and an assumption of volatility. The fair value was calculated using a Monte-Carlo simulation.

Ordinary Shares

In connection with the initial offering on May 22, 2013, the Company issued 88,500,000 common shares (no par value) for gross proceeds of $885,000. Also, on May 22, 2013, the Company issued an aggregate of 29,500 common shares to non-founder directors for $10.00 per share. Each common share has voting rights and winding-up rights.

Each of the 2,000,000 Preferred shares, 88,500,000 Common shares issued with the initial offering as well as the 29,500 Common shares issued to the non-founder directors was issued with a warrant (90,529,500 warrants in aggregate), entitling the holder of each warrant to purchase one-third of common shares with a strike price of $11.50 per common share. Each warrant is exercisable until three years from the date of an acquisition, unless mandatorily redeemed by the Company. The warrants are mandatorily redeemable by the Company at a price of $0.01 should the average market price of a common share exceed $18.00 for 10 consecutive trading days.

In order to fund a portion of the cash consideration for the MacDermid Acquisition, the Company conducted an offer to issue common shares of the Company in exchange for $10.50 and 3 warrants, up to a maximum of half of the warrants outstanding (the Warrant Exchange Offer”) in which 40,386,840 warrants and $141,354 in cash were exchanged in return for the issuance of 13,462,280 common shares. In conjunction with the Warrant Exchange Offer not being fully subscribed, the Company issued 380,952 shares at $10.50 per share to the Founders and issued 190,476 shares each to two of its independent directors at $10.50 per share.

During the fourth quarter of 2013, the Company issued 818,257 common shares in connection with the exercise of 1,399,998 warrants and issuances of common stock to employees and consultants. At December 31, 2013, there were 48,742,662 warrants outstanding.

Non-Controlling Interest

In connection with the MacDermid Acquisition, approximately $97,500 was raised in new equity consisting of shares of a wholly owned subsidiary of Platform that may be exchanged for shares of Platform at a rate of 25% per year over a four year period. This equity is classified as a non-controlling interest on the Consolidated Balance Sheets at December 31, 2013 and will continue to be until such time as it is exchanged for Platform ordinary common shares. As the holders of this equity have a 6.76% interest in PDH, approximately $1,434 of net loss has been allocated to them as included in the Consolidated Statements of Operations.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Predecessor

The Company had previously issued 50,000,000 shares at $1.00 par value per share of common share prior to the MacDermid Acquisition. As of December 31, 2012, there were 49,582,936 common shares outstanding.

The Company also issued 316,000 preferred shares at $1,000 original cost per share. The preferred shares accrued a 9% cumulative payment in kind dividend compounded quarterly. At December 31, 2012, the amount of the cumulative payment in kind dividend was $209,027. At December 31, 2012, there were 315,144 preferred shares outstanding. The preferred shares were not redeemable and had no voting rights, covenants or restrictions. Upon the liquidation of the Company, the preferred shares would first receive, to the extent funds are available, proceeds equal to the payment in kind dividend then the unreturned preferred share original cost, which was $1,000 per share. Then, the holders of the common shares will receive the unreturned common share original issue cost, which was $1.00 per share. The holders of the common shares and junior Class A and B shares shall be entitled to receive the remaining portion of the proceeds from liquidation. Based on the MacDermid Acquisition described in Note 2, the respective shareholders were paid in accordance with these terms.

Accumulated other comprehensive (loss) income consisted of the following:

	December 31, 2013	December 31, 2012
	(Successor)	(Predecessor)

Foreign currency translation adjustments	$(659)	$3,317
Pension and postretirement benefit plans, net of tax	1,784	(33,908)
Foreign currency hedges - derivative valuation, net of tax	100	217
Avaialble for sale securities, net of tax	40	104
Accumulated other comprehensive income (loss)	$1,265	$(30,270)

13. EARNINGS PER SHARE

A computation of the weighted average shares outstanding for the Successor 2013 Period follows. No such computation is necessary for the Predecessor 2013 Period or for the years ended December 31, 2012 and 2011.

(in thousands)	2013
Weighted average shares outstanding:
Basic	92,563
Convertible securities	-	1
Diluted	92,563

1	No share adjustments are included in the dilutive weighted average shares outstanding computation as the Successor 2013 Period resulted in a net loss.

At December 31, 2013, the portion of 16,247,554 outstanding common shares convertible from the 48,742,662 outstanding warrants, accounted for under the treasury stock method, have been excluded from the computation of diluted earnings per share as the effect would be antidilutive.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

14.  OPERATING LEASE COMMITMENTS

The Company leases certain land, office space, warehouse space and equipment under agreements which are classified as operating leases for financial statement purposes. Certain of these leases provide for payment of real estate taxes, common area maintenance, insurance and certain other expenses. Lease terms may have escalating rent provisions and rent holidays which are recognized on a straight-line basis over the term of the lease. The leases expire at various dates through 2047. Total rental expense for leases for the Successor and Predecessor 2013 Periods was $1,458 and $9,142, respectively. Total rental expense for leases for the years ended December 31, 2012 and 2011 was $9,700 and $10,224, respectively. The fixed operating lease commitments detailed below assume that the Company continues the leases through their initial lease terms.

Minimum future non-cancelable operating lease commitments are as follows:

2014	$7,449
2015	4,970
2016	3,625
2017	2,900
2018	2,482
Thereafter	17,295
$38,721

15.  OTHER (EXPENSE) INCOME, NET

The major components of other (expense) income, net are as follows:

	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)

Other income:
Remeasurement gain on foreign currency denominated debt	$-	$1,137	$-	$4,093
Remeasurement gain on foreign currency denominated intercompany loans	-	-	8,430	5,063
Other, net	190	93	521	986
Total other income	$190	$1,230	$8,951	$10,142

	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)

Other expense:
Remeasurement loss on foreign currency denominated debt	$-	$-	$(2,728)	$-
Foreign exchange loss, net	(630)	(1,380)	(1,050)	(208)
Other, net	-	(407)	(192)	(522)
Total other expense	(630)	(1,787)	(3,970)	(730)

Net other (expense) income	$(440)	$(557)	$4,981	$9,412

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

16. CONTINGENCIES, ENVIRONMENTAL AND LEGAL MATTERS

Asset Retirement Obligations

The Company has recognized asset retirement obligations (“AROs”) for properties where it can make a reasonable estimate of the future expenditures necessary to satisfy the related obligations. The Company considers identified legally enforceable obligations, estimated settlement dates and appropriate discount and inflation rates in calculating the fair value of its AROs. At December 31, 2013 (Successor) and December 31, 2012 (Predecessor), the Company has accrued $4,765 and $2,283, respectively, for its AROs at sites in the U.S., Europe and Japan.  The AROs are included in the other long-term liabilities in the Consolidated Balance Sheets as of December 31, 2013 and December 31, 2012. Changes in the Company’s AROs for the Successor and Predecessor 2013 Periods  are as follows:

Successor:
Balance, April 23, 2013 (inception)	$-
Acquisitions	2,206
Additional obligations incurred	2,558
Accretion expense	31
Foreign currency adjustments	(30)
Balance, December 31, 2013	$4,765

Predecessor:
Balance, December 31, 2012	$2,283
Settlements	(96)
Accretion expense	117
Foreign currency adjustments	(98)
Balance, October 31, 2013	$2,206

Changes in the Company’s AROs for the years ended December 31, 2012 and 2011, respectively, are as follows:

Predecessor:
Balance, December 31, 2011	$2,497
Additional obligations incurred	100
Settlements	(259)
Accretion expense	227
Revisions	(200)
Foreign currency adjustments	(82)
Balance, December 31, 2012	$2,283

Predecessor:
Balance, December 31, 2010	$2,283
Accretion expense	170
Foreign currency adjustments	44
Balance, December 31, 2011	$2,497

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Environmental

The Company is a manufacturer and distributor of specialty chemical products, and is exposed to claims with respect to environmental cleanup or other matters, including those in connection with the disposal of hazardous materials. The Company is subject to extensive domestic and foreign laws and regulations relating to environmental protection and worker health and safety, including those governing discharges of pollutants into the air and water, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated properties. The Company has incurred, and will continue to incur, costs and capital expenditures in complying with these laws and regulations. Additional costs could be incurred, including cleanup costs, fines, sanctions, and third-party claims, as a result of violations of or liabilities under environmental laws.

Remediation activities vary substantially in duration and cost from site to site. These activities, and their associated costs, depend on the mix of unique site characteristics, evolving remediation technologies, diverse regulatory agencies and enforcement policies, as well as the presence or absence of potentially responsible parties. The Company has received notices of violation respect to instances of non-compliance with environmental laws. A number of facilities and former facilities of the Company have been environmentally impacted from historic operations and some facilities are in the process of being investigated and remediated. As of December 31, 2013 (Successor) and December 31, 2012 (Predecessor), $2,896 and $2,142, respectively, was reserved for various environmental matters. Ultimate costs may vary from current estimates, and the discovery of additional contaminants at these facilities or other sites, or the imposition of additional cleanup obligations or third-party claims relating thereto could result in additional costs. The Company’s management believes that any possible losses related to environmental remediation in addition to the amounts recorded as of December 31, 2013 (Successor) and December 31, 2012 (Predecessor) would not be material to the consolidated financial position, results of operations or cash flows.

Legal Proceedings

From time to time, the Company is involved in various legal proceedings in the normal course of its business. MacDermid believes that the resolution of these claims, to the extent not covered by insurance, will not individually or in the aggregate, have a material adverse effect on its consolidated financial position, results of operations or cash flows. As of December 31, 2013 (Successor) and December 31, 2012 (Predecessor), the Company has reserved approximately $2,881 and $1,041, respectively, for its outstanding legal proceedings.

17. RELATED PARTY TRANSACTIONS

For the Predecessor 2013 Period, the Company paid management fees of $7,515 to Court Square Capital Partners II LP (“Court Square” or “CSC”), an investor. For the years ended December 31, 2012 and 2011, the Predecessor paid management fees of $305 and $509, respectively, to Court Square. Three of MacDermid’s board members prior to the MacDermid Acquisition were employees of Court Square. The significant increase in management fees paid compared to the year ended December 31, 2012 was due to a final payment made to CSC in connection with the consummation of the MacDermid Acquisition and per the terms of the Management Agreement.

For the Predecessor 2013 Period, the Company paid management fees to Weston Presidio, an investor, of $1,723. For the years ended December 31, 2012 and 2011, the Predecessor paid management fees to Weston Presidio of $116 and $70, respectively.

On August 26, 2013, MacDermid loaned $275 to an officer in exchange for a promissory note bearing interest at Prime plus 1% per annum. As collateral, the note was secured by real estate owned by the officer. The principal amount of the loan and the accrued interest was repaid in full on October 31, 2013.

On October 31, 2013, in order to complete the MacDermid Acquisition, Platform advanced $33,268 to MacDermid representing the portion of the cash consideration required to purchase the equity held by MacDermid employee shares in connection with the MacDermid Acquisition. Also in conjunction with closing of the MacDermid Acquisition, Platform paid $5,028 of interest on the first and second lien credit facilities on MacDermid’s behalf.

Immediately prior to the closing of the MacDermid Acquisition, each holder of a portion of MacDermid Holdings not owned by Platform (each, a “Retaining Holder”), including certain officers of MacDermid, executed a Retaining Holder Securityholders’ Agreement (a “RHSA”) with the Company pursuant to which they agreed to exchange their respective interests in MacDermid Holdings for shares of common stock of Platform’s subsidiary Platform Delaware Holdings, Inc. (the “PDH Common Stock”), at an exchange rate of $11.00 per share plus, with respect to the common, class A and class B unit equity interests of MacDermid Holdings held by the Retaining Holder (i) a proportionate share of a contingent interest in certain pending litigation (the “CLP”), and (ii) a proportionate share of up to $100 million of contingent purchase price payable upon the attainment of certain EBITDA and stock trading price performance metrics during the seven-year period following the Closing Date (the “CPP”) as discussed further in Note 2. Immediately prior to the closing of the MacDermid Acquisition, members of MacDermid management and certain affiliates, including certain officers of MacDermid, contributed all or a portion of their MacDermid Holdings interests to Tartan Holdings, LLC, a newly-formed Delaware limited liability company (“Tartan”), and Tartan agreed to receive the PDH Common Stock in exchange for such MacDermid Holdings equity interests. The resulting noncontrolling interest percentage for the Retaining Holders was 6.76%.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

On October 31, 2013, the Company entered into an Advisory Services Agreement with Mariposa Capital, LLC, an affiliate of one of our founder directors. Under this agreement, Mariposa Capital, LLC will provide certain advisory services. In connection with these services, Mariposa Capital, LLC will be entitled to receive an annual fee equal to $2,000, payable in quarterly installments. This agreement will expire on October 31, 2014 but will be automatically renewed for successive one-year terms unless either party notifies the other party in writing of its intention not to renew this agreement no later than 90 days prior to the expiration of the term. This agreement may only be terminated by the Company upon a vote of a majority of its directors. In the event that this agreement is terminated by the Company, the effective date of the termination will be six months following the expiration of the initial term or a renewal term, as the case may be. The Company paid $440 during 2013 under this agreement.

On November 7, 2013, the Company entered into a registration rights agreement with Pershing Square Capital Management, L.P. (“Pershing Square”), the beneficial owner of approximately 31.0% of the Company’s outstanding shares. Those shares were acquired by Pershing Square in the Offering and the Warrant Exchange Offer. Pursuant to the agreement, for so long as any of the included funds managed by Pershing Square holds any Platform shares, the Company agreed to cooperate with such holders’ reasonable requests to facilitate any proposed sale of shares by the requesting holder(s) in accordance with the provisions of Rule 144 promulgated under the Securities Act or any successor rule (“Rule 144”), including, without limitation, by complying with the current public information requirements of Rule 144 and providing opinions of counsel, to the extent required. Additionally, the Company agreed that promptly after becoming eligible to utilize a Form S-3 registration statement, the Company will file with the SEC a registration statement on Form S-3 registering (among other securities) the resale of the Company shares held by the holders and use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after its filing. The Company’s obligations under the registration rights agreement shall terminate on the earlier of (i) the date on which all of a holder’s shares have been sold, and (ii) the date on which all of a holder’s shares may be sold pursuant to Rule 144 without volume or other restrictions.

18. RESTRUCTURING ACTIVITIES

The Company continuously evaluates all operations to identify opportunities to improve profitability by leveraging existing infrastructure to reduce operating costs and respond to overall economic conditions. The Predecessor implemented certain restructuring actions which were intended to better align the Company’s manufacturing capacity, eliminate excess capacity by lowering operating costs, and streamline the organizational structure for improved long-term profitability. The restructuring actions consist of facility consolidations and closures and employee terminations. The Company expects to incur incremental manufacturing costs at the operating locations impacted by the restructuring actions during the related restructuring implementation period. The restructuring plans initiated in 2013 primarily related to the consolidation of manufacturing processes which affected a manufacturing facility in the Graphic Solutions segment.

During the Successor 2013 Period and the Predecessor 2013 Period, the Company recorded $762 and $3,636, respectively, of restructuring expense primarily relating to the elimination of certain positions in both the Graphic Solutions the Performance Materials segments. As of December 31, 2013, the Company has accrued restructuring costs of $2,029 that are anticipated to be paid out in the next twelve months.

During the year ended December 31, 2012, the Company recorded $292 of restructuring expense primarily relating to the elimination of certain positions in the Performance Materials Europe reporting unit.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The activity in the restructuring liabilities was as follows:

		For the Successor 2013 Period
Successor	Balance, November 1, 2013	Charges to Expense	Cash Payments	Non-cash Adjustments	Total Costs and Adjustments	Balance, December 31, 2013
Graphic Solutions:
Severance and other benefits	$666	$-	$-	$33	$33	$699
Total Graphics Solutions	666	-	-	33	33	699

Performance Materials:
Severance and other benefits	1,671	762	(1,117)	14	(341)	1,330
Total Performance Materials	1,671	762	(1,117)	14	(341)	1,330

Total restructuring liability	$2,337	$762	$(1,117)	$47	$(308)	$2,029

		For the Predecessor 2013 Period
Predecessor	Balance, December 31, 2012	Charges to Expense	Cash Payments	Non-cash Adjustments	Total Costs and Adjustments	Balance, October 31, 2013
Graphic Solutions:
Severance and other benefits	$-	$2,159	$(1,493)	$-	$666	$666
Total Graphics Solutions	-	2,159	(1,493)	-	666	666

Performance Materials:
Severance and other benefits	632	1,477	(458)	20	1,039	1,671
Total Performance Materials	632	1,477	(458)	20	1,039	1,671

Total restructuring liability	$632	$3,636	$(1,951)	$20	$1,705	$2,337

		For the year ended December 31, 2012
Predecessor	Balance, December 31, 2011	Charges to Expense	Cash Payments	Non-cash Adjustments	Total Costs and Adjustments	Balance, December 31, 2012
Graphic Solutions:
Severance and other benefits	$20	$67	$(87)	$-	$(20)	$-
Total Graphics Solutions	20	67	(87)	-	(20)	-

Performance Materials:
Severance and other benefits	1,012	396	(814)	22	(396)	616
Other	215	(171)	(28)	-	(199)	16
Total Performance Materials	1,227	225	(842)	22	(595)	632

Total restructuring liability	$1,247	$292	$(929)	$22	$(615)	$632

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

19.  SEGMENT INFORMATION

The Company’s operations are organized into two reportable segments: Performance Materials and Graphic Solutions. The segments represent businesses for which separate financial information is utilized by the chief operating decision maker (the “CODM”) for purpose of allocating resources and evaluating performance. Each of the reportable segments has its own president who report to the CODM.

The Performance Materials segment manufactures and markets dynamic chemistry solutions that are used in the electronics, automotive and oil and gas production and drilling industries. Its products include surface and coating materials and water-based hydraulic control fluids. In conjunction with the sale of these products, we provide extensive technical service and support to ensure superior performance of their application. Within the Performance Materials segment, the Company has two primary categories of products. Industrial products are materials used to improve the performance or look of a component of an industrial part or process. Electronic products are materials used to manufacture and improve the performance of circuit boards and similar electronic items.

The Graphic Solutions segment primarily produces and markets photopolymers through an extensive line of flexographic plates that are used in the commercial packaging and printing industries. The Company evaluates the performance of its operating segments based on net sales and operating profit. Operating profit for each segment includes net sales to third parties, related cost of sales and operating expenses directly attributable to the segment. Operating profit for each segment includes an allocation of corporate costs such as corporate salary and wages, equity compensation expense and legal costs.

Segment assets include cash, prepaid expenses, receivables, inventories, capital assets, goodwill, intangible assets, deferred taxes and other long term assets. Segment assets exclude corporate assets, which consist primarily of cash and cash equivalents, corporate property, plant and equipment, goodwill and other intangible assets.

The following table summarizes financial information regarding each reportable segment’s results of operations for the periods presented:

	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)

Net Sales:
Performance Materials	$92,671	$481,823	$559,520	$568,578
Graphic Solutions	25,568	145,889	171,700	160,195
Consolidated net sales	118,239	627,712	731,220	728,773

Depreciation and amortization:
Performance Materials	9,698	26,520	33,965	37,827
Graphic Solutions	3,080	6,315	8,228	8,918
Consolidated depreciation and amortization	12,778	32,835	42,193	46,745

Operating (loss) profit:
Performance Materials	(109,043)	73,588	82,101	30,331
Graphic Solutions	(86,589)	18,161	32,996	25,617
Consolidated operating (loss) profit	$(195,632)	$91,749	$115,097	$55,948

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Total assets by reportable segment as of December 31, 2013 (Successor) and December 31, 2012 (Predecessor) were as follows:

	December 31, 2013	December 31, 2012
	(Successor)	(Predecessor)

Performance Materials	$1,297,489	$665,354
Graphic Solutions	787,513	421,402
Corporate/ Unallocated	175,152	147,161
Total consolidated assets	$2,260,154	$1,233,917

The following tables provide information for those countries that represent 10 percent or more of net sales and long-lived assets:

	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)

Net Sales*:
United States	$31,506	$176,390	$205,567	$187,480

Foreign Net Sales:
United Kingdom	17,756	93,395	115,160	113,129
China	13,524	64,179	66,294	72,763
Other countries	55,453	293,748	344,199	355,401
Total Foreign Net Sales	86,733	451,322	525,653	541,293
Total consolidated net sales	$118,239	$627,712	$731,220	$728,773

* Net sales are attributed to countries based on the country which generates the sale.

	December 31, 2013	December 31, 2012
	(Successor)	(Predecessor)

Long lived assets, net (1):
United States	$56,501	$39,818

Foreign countries
United Kingdom	30,037	21,463
Italy	13,819	14,266
China	17,428	8,766
Other countries	18,381	16,078
	79,665	60,573
Total long lived assets, net	$136,166	$100,391

(1)	Long-lived assets represent property, plant and equipment, net.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The following table shows the Company's external party sales by product for the periods presented:

	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)

Performance Materials
Industrial Group	$67,807	$353,397	$411,091	$409,251
Electronics Group	24,864	128,426	148,429	159,327
	92,671	481,823	559,520	568,578

Graphic Solutions	25,568	145,889	171,700	160,195
Total consolidated net sales	$118,239	$627,712	$731,220	$728,773

20.  SUBSEQUENT EVENTS

In connection with the MacDermid Acquisition, the Company agreed to apply to list its shares on the New York Stock Exchange and to change its jurisdiction of incorporation from the British Virgin Islands to Delaware. The Company filed a registration statement on Form S-4 with the Securities and Exchange Commission to effect these changes. The registration statement was declared effective on January 22, 2014 and on that same date the Company changed its jurisdiction of incorporation from the British Virgin Islands to Delaware (the “Domestication”). On January 23, 2014, the Company’s common stock began trading on the New York Stock Exchange under the ticker symbol “PAH.” On March 4, 2014, pursuant to the terms of an Exchange Agreement, dated October 25, 2013, between the Company and the fiduciaries of the MacDermid Savings Plan, the Company acquired the remaining approximately 3% of the MacDermid Plan Shares not already held by MacDermid Holdings. In connection with the closing of the transactions contemplated by the Exchange Agreement, Platform issued to the fiduciaries of the MacDermid Savings Plan, for the benefit of the individual Plan participants, an aggregate of approximately $2,600 in cash and 1,670,386 shares of the Company’s common stock in exchange for all remaining outstanding equity interests of MacDermid, Incorporated owned by the Plan.

In connection with the Domestication, (i) each ordinary share of the Company that was issued and outstanding immediately prior to the Domestication was automatically converted into one share of common stock of the Company, (ii) outstanding options, warrants and other rights to acquire ordinary shares became options, warrants or rights to acquire the corresponding shares of common stock of the Company, and (iii) each Founder Preferred Share that was issued and outstanding immediately prior to the Domestication was automatically converted into one share of Series A Preferred Stock of the Company. The Series A Preferred Stock will be automatically converted into shares of Common Stock on a one-for-one basis upon the occurrence of certain events.

As of March 4, 2014, a mandatory redemption event occurred with respect to all of the Company’s outstanding warrants. The Company fixed April 3, 2014 as the date of the mandatory redemption of the warrants, and accordingly, on or after that date, holders of warrants will have no further rights with regard to such warrants except to receive $0.01 per warrant. As of March 26, 2014, there were 4,573,602 warrants outstanding and 119,969,706 common shares outstanding. If all warrants are exercised, an additional 1,524,534 common shares would be issued at a price of $11.50 per share.

In March 2014, the initial target trading price relating to the stock trading price component of the contingent consideration arrangement discussed in Note 2 was achieved. As a result, the Company will adjust the fair value of the long-term contingent consideration accordingly in the first quarter of 2014.

The Company has evaluated subsequent events through the date of the filing of this Annual Report. There were no events or transactions during this evaluation that require recognition or disclosure in the financial statements.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

21.  SUPPLEMENTARY DATA

Selected Quarterly Financial Data (Unaudited)

	Successor
	2013
(in thousands, except per share amounts)	Period from Inception (April 23, 2013) to June 30, 2013	Third Quarter	Fourth Quarter (b)

Net sales	$-	$-	$118,239
Gross profit	-	-	35,652
Net (loss) income attributable to common shareholders	(80)	(4,710)	(189,432)
Basic earnings (loss) per share (a)	-	(0.05)	(2.05)
Diluted earnings (loss) per share (a)	-	(0.05)	(2.05)

	Predecessor
	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (c)

Net sales	$182,132	$189,992	$188,433	$67,155
Gross profit	93,314	96,541	98,972	34,010
Net income (loss) attributable to MacDermid, Inc.	15,248	(5,855)	14,497	(10,671)
Basic earnings (loss) per share (a)	n/a	n/a	n/a	n/a
Diluted earnings (loss) per share (a)	n/a	n/a	n/a	n/a

	Predecessor
	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Net sales	$182,195	$186,203	$180,427	$182,395
Gross profit	86,311	90,289	89,686	88,768
Net income (loss) attributable to MacDermid, Inc.	4,887	25,533	10,012	5,545
Basic earnings (loss) per share (a)	n/a	n/a	n/a	n/a
Diluted earnings (loss) per share (a)	n/a	n/a	n/a	n/a

(a)
Earnings per share calculations for each quarter are based on the weighted average number of shares outstanding for each period. As MacDermid was not a Registrant prior to the Successor 2013 Period, no earnings per share data is presented.

(b)	Platform's fourth quarter includes the results of MacDermid from November 1, 2013 through December 31, 2013.
(c)	MacDermid's fourth quarter includes results from October 1, 2013 through October 31, 2013.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Schedule II

Platform Specialty Products Corporation

Valuation and Qualifying Accounts and Reserves
(in thousands)

	Balance at beginning of period	Charges to costs and expense	Deductions from reserves	Other (2)	Balance at end of period
Reserves against accounts receivable (1):
Successor
April 23, 2013 (Inception) to December 31, 2013)	$-	$(285)	$586	$(10,414)	$(10,113)

Predecessor
December 31, 2012 to October 31, 2013	(8,831)	(2,077)	555	(51)	(10,404)
December 31, 2011 to December 31, 2012	(8,730)	(1,694)	1,736	(143)	(8,831)
December 31, 2010 to December 31, 2011	(8,179)	(1,995)	1,278	166	(8,730)

Valuation allowances against deferred tax assets:
Successor
April 23, 2013 (Inception) to December 31, 2013)	-	880	-	(23,229)	$(22,349)

Predecessor
December 31, 2012 to October 31, 2013	(41,446)	(3,634)	-	-	(45,080)
December 31, 2011 to December 31, 2012	(34,531)	(6,915)	-	-	(41,446)
December 31, 2010 to December 31, 2011	$(27,858)	$(6,673)	$-	$-	$(34,531)

(1)	Principally consisting of reserves for uncollectable accounts and sales returns and allowances.
(2)	Principally consisting of the opening balance sheet as a result of the MacDermid Acquisition.